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June 23, 2015

1500 DeKoven Avenue
Racine, Wisconsin  53403-2552

Notice of Annual Meeting of Shareholders

Date:	Thursday, July 21, 2016
Time:	8:00 a.m.
Place:	Intercontinental Hotel 139 E. Kilbourn Ave. Milwaukee, Wisconsin 53202
Record Date:	May 27, 2016

Matters to vote on:

1.	Election of the Company-nominated slate of three directors for terms expiring in 2019;

2.	Advisory vote to approve the Company’s named executive officer compensation;

3.	Ratification of the appointment of the Company’s independent registered public accounting firm; and

4.	Consideration of any other matters properly brought before the shareholders at the meeting.

By order of the Board of Directors,

Margaret C. Kelsey
Vice President, Legal and Corporate
Communications, General Counsel and
Secretary

June 21, 2016

Your vote at the annual meeting is important to us.  Please vote your shares of common stock by using the information contained in your proxy materials to call the toll-free telephone number or log onto the stated Internet address, or by completing the enclosed proxy card and returning it in the enclosed envelope.  This proxy statement is solicited on behalf of the Board of Directors for use at the 2016 Annual Meeting of Shareholders.  This proxy statement and accompanying proxy card are first being sent to shareholders on or about June 21, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 21, 2016 – the Notice and Proxy Statement and 2016 Annual Report on Form 10-K are available at www.proxyvote.com and www.modine.com.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors (the “Board of Directors” or the “Board”) of Modine Manufacturing Company (the “Company” or “Modine”) nominated three current members of the Board, David G. Bills, Thomas A. Burke and Charles P. Cooley, to stand for election at the 2016 Annual Meeting of Shareholders.  If elected, each director would serve until the 2019 Annual Meeting of Shareholders and the election of his or her successor.  The persons appointed as proxies will vote “FOR” the election of these nominees, unless instructions to the contrary are given to them.  The nominees have indicated that they are able and willing to serve as directors.  While it is not anticipated that any of the nominees will be unable to take office, if that happens, the proxies will vote “FOR” the substitute nominee(s) designated by the Board of Directors.

The Company’s Bylaws require that each director retire at the close of the term in which he or she attains the age of 70 years, except that the provision will not apply to any director who has been exempted from it by a resolution passed by a two-third’s vote of the Board of Directors.

The Company’s Amended and Restated Articles of Incorporation provide that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms.  The Board of Directors currently consists of nine members with three classes of three directors each.

In accordance with the Company’s Bylaws, a director shall hold office until (i) the end of such director’s term and until the director’s successor shall have been elected, (ii) there is a decrease in the allowable number of directors, or (iii) his or her death, resignation or removal.  Vacancies may be filled by the shareholders or the remaining directors. See Selection of Nominees to the Board of Directors below.

Qualifications of Modine’s Board of Directors

Qualifications of Modine’s Board of Directors as a Governing Entity

Modine’s Board consists of proven business and technology leaders from various industries, disciplines and end markets, who have the knowledge and experience necessary for a deep understanding of Modine, its products and its businesses.  That knowledge and experience has been gained or enhanced in a wide variety of ways, including through years of service on Modine’s Board, employment with industry leaders that have business models and strategies similar to the Company’s or product markets important to the Company, and leadership positions in technologically innovative institutions.  The Board benefits from the interplay among a group of directors who have diverse and distinguished backgrounds, which are described in further detail in this section.  Modine’s directors are dedicated individuals with high integrity and discipline who have a strong desire to use their skills to govern Modine in a responsible manner.

Individual Qualifications of the Members of Modine’s Board of Directors

The Board of Directors’ Corporate Governance and Nominating Committee (the “Nominating Committee”), a committee consisting of all of the independent directors of the Company, has determined that the Board needs certain specialized expertise as well as broad leadership experience to direct the Company to achieve its strategic goals.  The Nominating Committee considers the following qualities and experiences to be necessary for the proper functioning of a Board of a responsible, global, technology-driven company:

•	Business operations leadership;

•	Relevant industry experience;

•	Global business experience;

•	Financial expertise;

•	Technological expertise;

•	Corporate governance expertise;

•	Financial markets experience; and

•	Strategic planning and execution expertise, including mergers and acquisitions experience.

In addition, from time to time, the Nominating Committee considers additional attributes that are more specific to the Company’s strategic and business emphasis at any given point.

A description of the qualities provided by each Board member is included below with the description of the individual’s experience and public company directorships, all as of May 27, 2016.

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director.  An “X” in the chart below indicates that the item is a specific reason that the director was nominated to serve on the Board.  The lack of an “X” does not mean that the director does not possess that qualification or skill.  Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

Board of Directors	Business Operations Leadership	Relevant Industry Experience	Global Business Experience	Financial Expertise	Technological Expertise	Corporate Governance Expertise	Financial Markets Experience	Strategic Planning and Execution Expertise

Mr. Burke	X	X	X	X	X	X		X
Mr. Anderson	X	X	X	X		X		X
Mr. Bills			X		X		X	X
Mr. Cooley			X	X		X	X	X
Dr. Garimella					X			X
Mr. Moore	X	X	X		X			X
Mr. Patterson	X	X	X			X		X
Ms. Williams			X	X		X	X	X
Ms. Yan	X	X	X		X			X

2016 Nominees for Director

The Nominating Committee nominated Mr. David G. Bills, Mr. Thomas A. Burke and Mr. Charles P. Cooley for election as directors.  Messrs. Bills and Cooley are considered independent under the New York Stock Exchange (“NYSE”) corporate governance rules.  Mr. Burke is not considered independent due to his position as President and CEO of the Company.

The Board of Directors recommends a vote “FOR” Mr. David G. Bills, Mr. Thomas A. Burke and Mr. Charles P. Cooley.

Vote Required for Approval

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Name	Principal Occupation, Directorships and Qualifications

Nominees to be Elected for Terms Expiring in 2019:

David G. Bills Age 55 Director since 2015	Current Position:	Senior Vice President – Corporate Strategy of DuPont, a science-based products and services company (since 2009).
Experience:
Mr. Bills joined DuPont in 2001 as Vice-President—Corporate Planning.  Prior to his current position, Mr. Bills has also served as Dupont’s Vice President and General Manager—Displays, Vice President and General Manager—Fluoroproducts, and Chief Marketing and Sales Officer.  Before joining DuPont, Mr. Bills was a partner with McKinsey & Company, Inc., a Chicago-based corporate advisory firm, where he worked with senior executives of Fortune 500 companies on corporate and business unit strategy, growth programs, business development, and marketing and sales strategies.

Specific Attributes and Skills for Mr. Bills:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Mr. Bills’ experience at DuPont has included leading business units, managing marketing and sales activities, and leading corporate strategy and M&A activity, all on a global basis.  In addition, his responsibilities at McKinsey & Company, Inc. included assisting both the firm and its clients in developing global strategies, including in the areas of growth, business development, and marketing and sales.

Technological Expertise	Through his engineering background and his roles with DuPont, Mr. Bills has acquired significant experience in application-based technology.

Financial Markets Experience
Through his experience with DuPont and McKinsey & Company, Inc., Mr. Bills has gained expertise in growth and M&A financing opportunities in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise
Mr. Bills’ primary function in his roles at both DuPont and McKinsey & Company, Inc. has been strategic planning.  Mr. Bills brings a unique focus on strategy to the Board, as exhibited by the combination of his experience assisting numerous clients with their planning needs, leading multiple DuPont business units, and developing growth strategies at DuPont through both organic and M&A opportunities.  Mr. Bills has led DuPont’s M&A team and all related activities since 2011.

Thomas A. Burke Age 59 Director since 2008	Current Position:	President and Chief Executive Officer of the Company since 2008.
Experience:
Mr. Burke joined Modine in May 2005 as Executive Vice President and subsequently served as Executive Vice President and Chief Operating Officer (July 2006 – March 2008).  Prior to joining Modine, Mr. Burke worked for five years in various management positions with Visteon Corporation, a leading supplier of parts and systems to automotive manufacturers, including as Vice President of North American Operations (2002 – May 2005) and Vice President, European and South American Operations (2001 – 2002).  Prior to working at Visteon Corporation, Mr. Burke worked in positions of increasing responsibility at Ford Motor Company.

	Public Company Directorships:	USG Corporation

Specific Attributes and Skills for Mr. Burke:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Mr. Burke serves as President and Chief Executive Officer of the Company.

Relevant Industry Experience
Mr. Burke has unique knowledge of the challenges, risks and opportunities facing a global supplier of thermal management products to global customers gained through his experience with the Company as well as at Visteon Corporation and Ford Motor Company.  Mr. Burke’s membership on the Board and leadership of the Company’s Executive Council help to ensure that the Board is linked to the Company’s management and operations.

Global Business Experience
Mr. Burke’s extensive operational and technical managerial experience at Ford Motor Company, Visteon Corporation and the Company provide him with significant insight and experience in the operations, challenges and complex issues facing global manufacturing businesses.

Financial Expertise	Mr. Burke has gained significant financial expertise through his role as President and Chief Executive Officer of the Company, and as a director and member of the Audit Committee of USG Corporation.

Technological Expertise	Mr. Burke has a strong background in and knowledge of thermal management technology.

Corporate Governance Expertise	Mr. Burke has gained significant corporate governance experience in his role as President and Chief Executive Officer of the Company and as a director of USG Corporation.
Strategic Planning and Execution Expertise	As President and Chief Executive Officer of the Company, Mr. Burke has played an integral role in the Company’s short- and long-term strategic planning processes.

Charles P. Cooley Age 60 Director since 2006	Current Position:	Retired.
Experience:
Mr. Cooley retired as Senior Vice President and Chief Financial Officer of The Lubrizol Corporation, a specialty chemical company (April 2009 – September 2011).  Mr. Cooley joined The Lubrizol Corporation as Vice President, Treasurer and Chief Financial Officer (April 1998 – July 2005) and subsequently served as its Senior Vice President, Treasurer and Chief Financial Officer (July 2005 – April 2009).  Prior to joining The Lubrizol Corporation, Mr. Cooley was Assistant Treasurer of Corporate Finance, Atlantic Richfield Company (ARCO) and Vice President, Finance, ARCO Products Company.

	Public Company Directorships:	KeyCorp

Specific Attributes and Skills for Mr. Cooley:

Expertise	Discussion of Skills and Attributes

Global Business Experience	Mr. Cooley served as Chief Financial Officer of The Lubrizol Corporation, a company with extensive operations throughout the world.

Financial Expertise	Mr. Cooley has substantial experience as Chief Financial Officer of The Lubrizol Corporation including extensive knowledge of complex accounting issues, capital management and internal controls.

Corporate Governance Expertise
In his role as Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley gained significant experience implementing effective corporate governance practices.  In addition, Mr. Cooley serves on the board of another public company.

Financial Markets Experience	As Chief Financial Officer of The Lubrizol Corporation, Mr. Cooley had significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Mr. Cooley has been heavily engaged in strategic planning activities throughout his career, particularly through his numerous roles with The Lubrizol Corporation.

Directors Continuing in Service for Terms Expiring in 2018:

Dr. Suresh V. Garimella Age 52 Director since 2011	Current Position:
Executive Vice President for Research and Partnerships, R. Eugene and Susie E. Goodson Distinguished Professor in the School of Mechanical Engineering and Director of the Cooling Technologies Research Center, Purdue University (since 2002).

Experience:
Dr. Garimella has served as a professor of Mechanical Engineering at the University of California at Berkeley; University of Wisconsin-Milwaukee; The University of New South Wales, Sydney, Australia; Xi’an JiaoTong University, Xi’an, China; Technical University of Darmstadt, Germany; and Purdue University.  Dr. Garimella received his Bachelor of Technology in Mechanical Engineering from Indian Institute of Technology, Madras, India; his M.S. in Mechanical Engineering from The Ohio State University; and his Ph.D. in Mechanical Engineering from the University of California at Berkley.

Specific Attributes and Skills for Dr. Garimella:

Expertise	Discussion of Skills and Attributes

Technological Expertise	Dr. Garimella is a renowned expert in thermal management and heat transfer technology, which is central to the success of the Company.

Strategic Planning and Execution Expertise
In his current position, Dr. Garimella is deeply engaged with the development and execution of Purdue’s strategic plans and, in particular, the plans relating to the University’s strategic research initiatives and partnerships, both within and outside the United States.

Christopher W. Patterson Age 62 Director since 2010	Current Position:	Retired.
Experience:
Mr. Patterson retired as President and Chief Executive Officer of Daimler Trucks North America LLC, a leading producer of heavy-duty and medium-duty trucks and specialized commercial vehicles in North America.  Mr. Patterson served in this capacity from 2005 until his retirement in 2009.  Prior to this, he held senior positions, including as Senior Vice President, Service & Parts, with Freightliner LLC (predecessor to Daimler Trucks North America), and other international, commercial truck producers.

	Public Company Directorships:	Finning International Inc., Vancouver, B.C. (Canada)
Specific Attributes and Skills for Mr. Patterson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Patterson gained his business operations leadership experience as President and Chief Executive Officer of Daimler Trucks North America LLC and brings extensive strategic sales and marketing experience to the Company’s Board.

Relevant Industry Experience	Mr. Patterson has a significant understanding of commercial truck markets and the operations of a global commercial vehicle OEM.

Global Business Experience	Mr. Patterson’s extensive executive and leadership experience, as described above, gives him valuable insight into the complexities, challenges and issues facing global manufacturing businesses.

Corporate Governance Expertise
Mr. Patterson has significant corporate governance experience from his role as President and Chief Executive Officer of Daimler Trucks North America LLC. In addition, Mr. Patterson serves on the board of another public company.

Strategic Planning and Execution Expertise
Through his many roles at Daimler Trucks North America LLC, and particularly in his position as President and Chief Executive Officer, Mr. Patterson obtained significant experience in establishing and executing on that entity’s short- and long-term strategic plans.

Christine Y. Yan Age 50 Director since May 2014	Current Position:
President of Asia, Stanley Black & Decker, Inc., a diversified global provider of power and hand tools, Engineered Fastening Systems for Automotive and other industries, and Electronic Security and Monitoring Systems (since October 2014).

	Experience:	Prior to her current role, Ms. Yan held a variety of positions with Stanley Black & Decker, including President of Storage and Workspace Systems, integration leader of Stanley Engineered Fastening Group, President of the Americas business of Stanley Engineered Fastening, and President of Stanley Engineered Fastening’s Global Automotive business.

Specific Attributes and Skills for Ms. Yan:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership	Ms. Yan gained her business operations experience as the leader of various business units within Stanley Black & Decker, Inc.

Relevant Industry Experience
Ms. Yan has gained a significant understanding of the vehicular industry through her experience in various positions, including as President, with Stanley Engineered Fastening’s Global Automotive business.

Global Business Experience
Ms. Yan’s experience as President of Asia, Stanley Black & Decker, Inc. and President of Stanley Engineered Fastening’s Global Automotive business and as General Manager of China Operations for Emhart Teknologies has provided Ms. Yan with significant insight into international business and, in particular, business in China.

Technological Expertise
Ms. Yan’s engineering background and past and current positions at Stanley Black & Decker have provided her with significant exposure to and experience with technologically sophisticated business operations.

Strategic Planning and Execution Expertise	Ms. Yan has acquired substantial expertise in strategic planning as the leader of numerous significant business units within Stanley Black & Decker, Inc.

Directors Continuing in Service for Terms Expiring in 2017:

David J. Anderson Age 68 Director since 2010	Current Position:	Retired.
Experience:
Mr. Anderson retired as President and Chief Executive Officer of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components.  Mr. Anderson served in this capacity and as a director of Sauer-Danfoss Inc. from 2002 until his retirement in 2009.  Prior to that time, he served in various senior leadership positions in strategic planning, business development and sales and marketing.

	Public Company Directorships:	MTS Systems Corporation (Chairman); and Schnitzer Steel Industries Inc.

Specific Attributes and Skills for Mr. Anderson:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Anderson gained his business operations leadership experience as President and CEO of Sauer-Danfoss Inc., where he gained his significant understanding of successful leadership of a growing, global, high-technology, industrial company.

Relevant Industry Experience
Sauer-Danfoss Inc., a company at which Mr. Anderson spent 25 years of his career, develops, manufactures and markets advanced systems for the distribution and control of power in mobile equipment.  Over the course of his career with Sauer-Danfoss Inc., Mr. Anderson became thoroughly familiar with the market for products to industrial OEMs.

Global Business Experience	Mr. Anderson has significant global business experience having led the post-merger integration of Sauer-Sundstrand and Danfoss Fluid Power into its end state of 26 manufacturing sites in 11 countries.

Financial Expertise	Mr. Anderson has gained significant financial expertise through his role as President and Chief Executive Officer of Sauer-Danfoss Inc., and as a graduate of the Harvard Advanced Management Program.

Corporate Governance Expertise	Mr. Anderson currently serves on the board of two international public companies, and formerly served on the board of Sauer-Danfoss Inc.

Strategic Planning and Execution Expertise
Mr. Anderson’s strategic planning and execution expertise is a result of his years with Sauer-Danfoss Inc., both as President and Chief Executive Officer and in his prior roles.  This experience included leading the successful post-merger integration of Sauer-Sundstrand and Danfoss Fluid Power.

Larry O. Moore Age 66 Director since 2010	Current Position:	Retired.
Experience:
Mr. Moore retired as Senior Vice President, Module Centers & Operations of Pratt & Whitney, a division of United Technologies and a manufacturer of aircraft engines.  Mr. Moore served in this capacity from 2002 until his retirement in 2009.  Immediately prior to joining Pratt & Whitney, Mr. Moore served in various management positions with Cummins and Ford Motor Company.

Specific Attributes and Skills for Mr. Moore:

Expertise	Discussion of Skills and Attributes

Business Operations Leadership
Mr. Moore gained his business operations leadership experience, including experience in low cost country sourcing and operational excellence, at United Technologies where he served as Senior Vice President, Module Centers & Operations of Pratt & Whitney, and at Cummins where he served in various operations management positions.

Relevant Industry Experience
Mr. Moore has a deep understanding of the diesel engine markets for off-highway and commercial truck markets gained over his 23-year career in various positions with Volkswagen of America, Inc., General Motors Corporation and Ford Motor Company, as well as Cummins and Pratt & Whitney.

Global Business Experience	Mr. Moore has extensive experience working with global industrial companies.

Technological Expertise	Mr. Moore has acquired significant technological expertise through his roles in multiple technology-driven business enterprises.

Strategic Planning and Execution Expertise
Through his affiliations with Pratt & Whitney, Cummins, Ford Motor Company and other global industrial companies, Mr. Moore has obtained significant experience in a variety of strategic planning and execution strategies.

Marsha C. Williams Age 65 Director since 1999	Current Position:	Retired.
Experience:
Ms. Williams retired as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., an online travel company (July 2007 - December 2010).  Prior to joining Orbitz Worldwide, Inc., Ms. Williams was Executive Vice President and Chief Financial Officer (2002 – February 2007) of Equity Office Properties Trust, a real estate investment trust.  Prior to that time, Ms. Williams was Chief Administrative Officer of Crate and Barrel and served as Vice President and Treasurer of Amoco Corporation; Vice President and Treasurer of Carson Pirie Scott & Company; and Vice President of The First National Bank of Chicago.

	Public Company Directorships:	Chicago Bridge & Iron Company N.V.; Fifth Third Bancorp (Chair of the Board of Directors); and Davis Funds
Specific Attributes and Skills for Ms. Williams:

Expertise	Discussion of Skills and Attributes

Global Business Experience
Ms. Williams was an officer of Orbitz Worldwide, Inc. and is currently a director of several public companies with global operations.  In these roles, Ms. Williams has accumulated extensive knowledge of global finance, capital management, internal controls and human resources.

Financial Expertise
As Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., and Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, Ms. Williams gained significant financial acumen relating to complex, global companies.

Corporate Governance Expertise	Ms. Williams serves on the board of several public companies, and is the Chair of the Fifth Third Bancorp Board of Directors.

Financial Markets Experience
As the former Vice President and Chief Financial Officer of Orbitz Worldwide, Inc., Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, and Chair of Fifth Third Bancorp, Ms. Williams has significant experience in the financial markets in which the Company competes for financing.

Strategic Planning and Execution Expertise	Ms. Williams has engaged in all facets of strategic planning and execution, particularly through her roles with Orbitz Worldwide, Inc. and Equity Office Properties Trust.

CORPORATE GOVERNANCE

The Company’s business is managed under the direction of its Board of Directors, pursuant to its Amended and Restated Articles of Incorporation, its Bylaws and the laws of the State of Wisconsin.  Members of the Board of Directors are kept informed of the Company’s operations through discussions with the CEO and key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Company reviews and evaluates its corporate governance policies and practices, particularly in light of the rules of the Securities and Exchange Commission (“SEC”) and the NYSE, and believes that its current policies and practices meet these requirements.  The Company’s corporate governance policies, including its Guidelines on Corporate Governance and charters for committees of the Board, are available on its website, www.modine.com, and are also available in print to any shareholder or other interested person upon request.

Code of Ethics

The Company’s Code of Conduct (the “Code”) summarizes the compliance and ethical standards and expectations the Company has for all of its employees (including the principal executive officer, principal financial officer and principal accounting officer) and directors with respect to their conduct in furtherance of Company business.  It contains procedures for reporting suspected violations of the Code, including procedures for the reporting of questionable accounting or auditing matters or other concerns regarding accounting, internal accounting controls or auditing matters.  The Company has established a Business Ethics Program that includes an Internet and phone Helpline through which employees and others may report concerns regarding such matters in confidence and, if desired, anonymously.  A copy of the Code, as well as further information regarding the Business Ethics Program, is available on the Company’s website, www.modine.com.  These materials are also available in print to any shareholder or other interested person upon request.  If we make any substantive amendment to the Code, we will disclose the nature of such amendment on our website or in a current report on Form 8-K.  In addition, if a waiver of the Code is granted to an executive officer or director, we will disclose the nature of such waiver on our website, in a press release or in a current report on Form 8-K.

Director Independence

The Company’s Guidelines on Corporate Governance require that a majority of the Board’s members be independent.  The Company also believes it is in its best interest to have the President and CEO of the Company serve as a director.  At a minimum, to qualify as “independent,” a director must meet the independence standards of the NYSE.  The Nominating Committee assesses independence on a regular basis, and each director is responsible for bringing any changes in his or her status that may affect his or her independence to the attention of the Nominating Committee.  In addition, on an annual basis the directors complete a questionnaire prepared by the Company that is designed to elicit information that the Board uses to assess director independence.  At least annually, the Board reviews the relationships that each director has with the Company.  Only those directors that the Board affirmatively determines have no material relationship with the Company, and who do not have any of the relationships that prevent independence under the standards of the NYSE, are considered to be independent directors.

The Board has determined that all of the current directors, other than Mr. Burke, are independent within the meaning of the listing standards of the NYSE.  The Board concluded that none of these directors has any of the relationships with the Company set forth in the NYSE listing standards or any other business or other relationships with the Company that would preclude a determination of his or her independence.  Mr. Burke is not independent due to his position as President and CEO of the Company.

Certain Relationships and Related Party Transactions

The Code requires that all officers, employees and directors of the Company avoid any situation that conflicts with the proper discharge of his or her responsibility to the Company or that impairs his or her ability to exercise independence of judgment with respect to the transactions in which he or she is involved for the Company.  Significant transactions with the Company’s officers, employees or directors, their relatives, or enterprises in which they have material interests, are not permitted unless such transactions are fully disclosed and approved by the Board of Directors or the Audit Committee as being in the best interest of the Company.

Modine is a large global organization that engages in thousands of purchases, sales and other transactions annually.  Modine may enter into purchase and sale transactions with other companies, universities and entities in which members of the Board of Directors are employed or are members of the Board of Directors for such entities.  Modine enters into these arrangements in the ordinary course of business and at competitive prices and terms.  The Company anticipates that similar transactions may occur in the fiscal year ending March 31, 2017.

At the end of each fiscal year, each director and officer must respond to a questionnaire that requires him or her to identify certain information about his or her immediate family and any transaction or relationship that occurred during the year or any proposed transaction that involves Modine (or any subsidiary or affiliate of Modine) and that individual, his or her immediate family, or any entity with which he, she or such immediate family member is associated.  All responses to the questionnaires are reviewed by the Company’s Legal Department and shared with the President and CEO, as appropriate.  In addition, the Company independently searches its’ records for potential transactions with known related parties.  Based upon such review, there were no related party transactions with respect to persons who were officers or directors during fiscal 2016.

Lead Director

Marsha C. Williams assumed the position of Lead Director in July 2013.  As Lead Director, Ms. Williams presides over meetings of the shareholders, the Board of Directors, and executive sessions of the Board of Directors, and carries out such other duties as directed by the Board of Directors and as listed in the Company’s Guidelines on Corporate Governance.  The Company believes this leadership structure is in the best interest of the Company’s shareholders at present because it allows the Company to benefit from the unique leadership ability that Ms. Williams possesses and from her business and corporate governance experience.  The Board does not intend to nominate a Chairman at this time.

Risk Oversight

The Board of Directors has overall responsibility for risk oversight for the Company.  Management provides the Board with information on a regular basis to keep the members of the Board of Directors apprised of identified risks.  These risks, including financial, organizational, reputational and strategic risks, are reviewed and discussed with the Board as part of the business and operating review conducted at each of the Board’s regular meetings.  As described below under Committees of the Board of Directors, the Board of Directors has delegated certain responsibilities to its committees.  The committees have oversight of risks that fall within their areas of responsibility.  The Audit Committee has primary oversight of the Company’s financial reporting, internal control and compliance risks.  The Officer Nomination and Compensation Committee evaluates the risks arising from the Company’s compensation policies and programs.  Management is responsible for managing risk and the Company’s enterprise risk management program.

Selection of Nominees to the Board of Directors

The Nominating Committee considers prospective candidates for Board membership who are recommended by its members, as well as those recommended by management, shareholders and independent consultants hired by the Nominating Committee.  The Nominating Committee may also decide to engage a professional search firm to assist in identifying qualified candidates.  When such a search firm is engaged, the Nominating Committee sets its fees and scope of engagement.

Once the Nominating Committee identifies a prospective nominee, it initially determines whether to conduct a full evaluation of the candidate.  The Nominating Committee makes its initial determination based on the information provided to it with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

The Nominating Committee evaluates the prospective nominee, considering factors it deems appropriate, including the current composition of the Board and the evaluations of other prospective nominees.  In assessing candidates, the Board considers the required areas of expertise set forth above in Item 1 (business operations leadership; relevant industry experience; global business experience; financial expertise; technological expertise; corporate governance expertise; financial markets experience; and strategic planning, including mergers and acquisitions); additional attributes that are more specific to the Company’s strategic direction and business emphasis at any given point; and such additional factors as the individual’s education, contribution to the diversity of the Board, and others frequently encountered by a global business.

In choosing a candidate for Board membership, every effort is made to complement and supplement skills within the existing Board and to strengthen any identified areas.  Further criteria include a candidate’s personal and professional ethics, integrity and values, as well as his or her willingness and ability to devote sufficient time to attend meetings and participate effectively on the Board.

In connection with this evaluation, the Board determines whether to interview the prospective nominee.  If an interview is warranted, one or more members of the Board of Directors, and others as appropriate, will interview prospective nominees.  After completing the evaluation and interview, the Nominating Committee makes a recommendation to the Board regarding the nomination of a candidate, and the Board acts on that recommendation.

Shareholder Nominations and Recommendations of Director Candidates

The Bylaws of the Company provide that any shareholder who is entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors.  Shareholders who desire to nominate a person or persons for election to the Board must comply with the notice requirements in the Company’s Bylaws, a copy of which is available from the Company’s Secretary.  For consideration at the 2017 Annual Meeting of Shareholders, nominations must be received by the Secretary no earlier than April 12, 2017 and no later than May 7, 2017.  Shareholders who want to submit a recommendation for a director candidate for the Board may submit the recommendation to the Board using the procedure described below under Shareholder and Other Interested Persons’ Communication with the Board.  The Nominating Committee intends to evaluate candidates recommended by shareholders in the same manner that it evaluates other candidates. The Nominating Committee requests that it receive any such recommendations by October 5, 2016 for the 2017 Annual Meeting of Shareholders.

Shareholder and Other Interested Persons’ Communication with the Board

Shareholders and other interested persons wishing to communicate with the Board of Directors or with a Board member (including the Lead Director) should address communications to the Board or to the particular Board member, c/o Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552.  In accordance with a process approved by the Board of Directors, the Secretary reviews all such correspondence.  The Secretary forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deal with the functions of the Board or committees thereof or that she otherwise determines requires their attention.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Business Ethics Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.  From time to time, the Board may change the process by which shareholders and other interested persons may communicate with the Board of Directors or its members.  Please refer to the Company’s website, www.modine.com, for any changes to this process.

Committees of the Board of Directors

Audit Committee

The Audit Committee is a standing committee of the Board of Directors, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The charter of the Audit Committee is available on the Company’s website, www.modine.com.

The Audit Committee is responsible for, among other things, appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  The Audit Committee also oversees management’s implementation of systems of internal controls; monitors the preparation of quarterly and annual financial reports by management; determines whether the independent registered public accounting firm is independent; and reviews management’s programs to monitor and address matters associated with compliance with the Company’s Code of Ethics.  The functions of the Audit Committee are more fully described below in the Report of the Audit Committee in this proxy statement.

The Board of Directors has determined that each member of the Audit Committee is independent as defined in the corporate governance listing standards of the NYSE relating to audit committees.  The Board of Directors has also determined that each Audit Committee member satisfies the financial literacy and experience requirements of the NYSE, and that Mr. Cooley (the Chair of the Committee) and Mr. Anderson qualify as audit committee financial experts within the meaning of the SEC rules.

Officer Nomination and Compensation Committee

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) is composed exclusively of non-employee, independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the ONC Committee is available on the Company’s website, www.modine.com.

The ONC Committee oversees and provides strategic direction to management regarding the Company’s executive compensation practices.  The ONC Committee reviews the performance of the executive officers, other than the CEO, and works in conjunction with the Nominating Committee to review the performance of the CEO; reviews candidates for positions as officers; makes recommendations to the Board on certain officer candidates; makes recommendations to the Board on compensation of the CEO; determines, with the CEO’s recommendations, the compensation of non-CEO executive officers and other officers of the Company; considers recommendations made by its independent compensation consultant relating to director compensation and presents those recommendations to the Board; administers the incentive compensation plans in which executive officers and directors participate; and reviews the Company’s benefit programs made available to some or all salaried employees of the Company.

Mr. Burke, as President and CEO, recommends to the ONC Committee any compensation changes affecting the Company’s officers, including the named executive officers, other than himself.  Mr. Burke presents to the ONC Committee the performance and leadership behavior goals and expectations of each such officer and the level of achievement of those goals as well as the Company’s performance during the fiscal year.  The ONC Committee reviews Mr. Burke’s recommendations and either approves or does not approve any compensation matters affecting such officers of the Company.  Mr. Burke has no role in setting his own compensation.

In fiscal 2016, the ONC Committee retained Farient Advisors LLC (“Farient”) as its independent executive compensation consultant.  Farient reports directly to the ONC Committee and provides no services to the Company.  The ONC Committee has determined that Farient is independent under the NYSE Listing Standards.  A representative of Farient attends meetings of the ONC Committee upon invitation by the Chair of the ONC Committee, either by phone or in person, and communicates with the Chair between meetings as necessary.  Farient conducted a comprehensive benchmarking analysis of the Company’s pay levels for the CEO, non-CEO executive officers and other officers of the Company, by pay component, using proxy data of the peer companies and compensation survey data. In addition, Farient benchmarked the Company’s executive pay programs and practices, including severance and change-in-control arrangements, as well as its goals and performance.  The ONC Committee considered Farient’s analyses in making its decisions; however, the ONC Committee made all decisions regarding the compensation of Modine’s officers, including its NEOs (except for the CEO, whose compensation is set by the full Board).  Additionally, Farient regularly updated the ONC Committee on regulatory and market trends and assisted with the benchmarking of Board of Director compensation practices and levels.

Compensation Committee Interlocks and Insider Participation

The Company had no Compensation Committee Interlocks, as defined by the SEC, during fiscal 2016.

Corporate Governance and Nominating Committee

The Nominating Committee develops and implements policies and practices relating to corporate governance matters, including reviewing and monitoring implementation of the Company’s Guidelines on Corporate Governance and the Code of Ethics; develops and reviews background information on prospective nominees to the Board and makes recommendations to the Board regarding such persons; supervises the Board’s annual self-evaluation; and works with the ONC Committee, as appropriate, to review and monitor succession plans relating to the CEO and to evaluate the performance of the CEO.  The Nominating Committee is composed exclusively of independent directors with no business relationship with the Company, other than in their capacity as directors, and no interlocking relationships with the Company that are subject to disclosure under the rules of the SEC related to proxy statements.  The charter of the Nominating Committee is available on the Company’s website, www.modine.com.

Technology Committee

The Technology Committee reviews and makes recommendations, as appropriate, to the entire Board of Directors on major strategies and other subjects related to the Company’s approach, emphasis, and direction with regard to technical innovation and opportunities; the technology acquisition process to assure ongoing business growth; and development and implementation of measurement and tracking systems important to successful innovation.  The charter of the Technology Committee is available on the Company’s website, www.modine.com.

Board Meetings and Committees

The Board of Directors held five meetings during the fiscal year ended March 31, 2016 and had the following four standing committees: Audit; Officer Nomination and Compensation; Corporate Governance and Nominating; and Technology.

In July of each year, the Board selects the members of each of the committees.  All incumbent directors attended at least 75 percent of the aggregate of the Board meetings and meetings of committees on which he or she served during fiscal 2016.

The following table lists the members of each of the standing committees and the number of meetings held by each committee during fiscal 2016.

Name	Audit	ONC	Nominating	Technology
David J. Anderson	X		X	X
David G. Bills	X		X	X
Thomas A. Burke
Charles P. Cooley	Chair	X	X
Suresh V. Garimella		X	X	Chair
Larry O. Moore		X	X	X
Christopher W. Patterson	X	Chair	X
Marsha C. Williams			Chair
Christine Y. Yan	X		X	X
Total Number of Meetings	8	4	3	2

Attendance at the Annual Meeting.  Although the Company does not have a formal policy that its directors attend the Annual Meeting of Shareholders, it expects them to do so and the Company’s directors historically have attended these meetings.  All of the directors attended the 2015 Annual Meeting of Shareholders.  The Board of Directors conducts a regular meeting immediately after the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 31, 2016 by persons known by the Company to beneficially own more than five percent of the outstanding shares:

	Common Stock
Name and Address of Owner (1)	Number of Shares Owned and Nature of Interest	Percent of Class

Victory Capital Management Inc. (2) 4900 Tiedeman Rd., 4th Floor Brooklyn, OH 44144	4,857,345	10.24

Frontier Capital Management Co., LLC (3) 99 Summer Street Boston, Massachusetts 02110	4,311,687	9.09

Mario J. Gabelli and affiliates (4) One Corporate Center Rye, New York 10580-1435	3,356,411	7.08

The Vanguard Group, Inc. (5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,181,027	6.71

BlackRock, Inc. (6) 40 East 52nd Street New York, New York 10022	2,689,986	5.67

Dimensional Fund Advisors LP (7) Building One 6300 Bee Cave Road Austin, Texas 78746	2,455,263	5.18

Invesco Ltd. (8) 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	2,429,115	5.12

(1)	The number of shares is as of the date the shareholder reported the holdings in filings under the Exchange Act, unless more recent information was provided. The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3, and other facts known to the Company.

(2)	Based on Amendment No. 2 to Schedule 13G filed under the Exchange Act on December 10, 2015, Victory Capital Management Inc. has the sole power to vote or direct the vote of 4,684,268 shares and sole power to dispose or direct the disposition of the reported shares.

(3)	Based on Amendment No. 2 to Schedule 13G filed under the Exchange Act on February 12, 2016, Frontier Capital Management Co., LLC has the sole power to vote or direct the vote of 1,607,935 shares and the sole power to dispose or direct the disposition of the reported shares.

(4)	Based on Amendment No. 36 to Schedule 13D filed under the Exchange Act on April 12, 2013, each reporting person included in the Schedule 13D, including Gabelli Funds, LLC; GAMCO Asset Management Inc. (“GAMCO”); Teton Advisors, Inc.; GGCP, Inc.; GAMCO Investors, Inc.; and Mario J. Gabelli, has the independent power to vote or direct the vote and the independent power to dispose or direct the disposition of the reported shares, except that (i) GAMCO does not have authority to vote 97,300 of the reported shares, and (ii) in certain circumstances, proxy voting committees may have voting power over the reported shares.

(5)	Based on Amendment No. 2 to Schedule 13G filed under the Exchange Act on February 10, 2016, The Vanguard Group has the sole power to vote 61,947 shares, shared power to vote 9,000 shares, the sole power to dispose or direct the disposition of 3,112,480 shares, and shared power to dispose or direct the disposition of 68,547 shares.

(6)	Based on Amendment No. 3 to Schedule 13G filed under the Exchange Act on January 26, 2016, BlackRock, Inc. has the sole power to vote or direct the vote of 2,529,781 shares and the sole power to dispose or direct the disposition of the reported shares.

(7)	Based on Schedule 13G filed under the Exchange Act on February 9, 2016, Dimensional Fund Advisors LP has the sole power to vote or direct the vote of 2,284,680 shares and the sole power to dispose or direct the disposition of the reported shares. Dimensional Fund Advisors LP is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended (the “1940 Act”) to four investment companies registered under the 1940 Act, and its subsidiaries may act as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as “Funds”). In its role as investment adviser, sub-adviser, and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of these shares. Dimensional disclaims beneficial ownership of such securities.

(8)	Based on Schedule 13G filed under the Exchange Act on February 11, 2016, Invesco Ltd. has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of the reported shares.

The following table sets forth information regarding the beneficial ownership of shares of the Company’s common stock as of May 31, 2016 by:

•	Each director, director-nominee and “named executive officer” (as described below under Compensation Discussion and Analysis); and

•	all directors and executive officers of the Company as a group.

	Direct Ownership	Options Exercisable within 60 days of May 31, 2016	Held in 401(k) Retirement Plan	Restricted Shares (Not Vested)	Total (1)	Percent of Class
David J. Anderson	32,553	-	NA	-	32,553	*
David G. Bills	8,612	-	NA	-	8,612	*
Charles P. Cooley	47,013	-	NA	-	47,013	*
Suresh V. Garimella	30,008	-	NA	-	30,008	*
Larry O. Moore	32,553	-	NA	-	32,553	*
Christopher W. Patterson	39,403	-	NA	-	39,403	*
Marsha C. Williams	66,309	-	NA	-	66,309	*
Christine Y. Yan	14,343	-	NA	-	14,343	*
Thomas A. Burke	128,877	452,246	8,169	173,785	763,077	1.61
Scott L. Bowser	49,281	61,967	4,374	28,738	144,360	*
Margaret C. Kelsey	34,195	65,871	318	29,610	129,994	*
Michael B. Lucareli	38,746	36,795	971	46,783	123,295	*
Thomas F. Marry	81,551	98,059	937	93,167	273,714	*
Holger Schwab	4,334	10,473	NA	21,036	35,843	*
All directors and executive officers as a group (16 persons)	636,068	764,026	16,005	432,321	1,848,420	3.90

* Represents less than one percent of the class.

(1)	Includes shares of common stock that are issuable upon the exercise of stock options exercisable within 60 days of May 31, 2016. Such information is not necessarily to be construed as an admission of beneficial ownership.

COMPENSATION OF DIRECTORS

Employees of Modine do not receive any compensation for serving on the Board.  Beginning July 2016, non-employee directors, including the Lead Director of the Board, were entitled to receive the following: an annual retainer of $80,000, payable quarterly; an additional annual retainer of $10,000 for acting as Chair of the ONC Committee, an additional annual retainer of $7,500 for acting as either Chair of the Technology Committee or the Nominating Committee, and an additional annual retainer of $12,500 for acting as Chair of the Audit Committee; reimbursement for travel, lodging, and related expenses incurred in attending Board and/or committee meetings; and travel-accident and director and officer liability insurance.  Ms. Williams declined to be compensated for her service as the Chair of the Nominating Committee.

The Amended and Restated 2008 Incentive Compensation Plan (the “Incentive Plan”) gives discretion to the Board, or a committee of the Board, to grant stock options and stock awards to non-employee directors.  The Board or the ONC Committee, as applicable, has broad discretionary authority to set the terms of awards under the Incentive Plan.  It is the current practice of the Board of Directors to evaluate compensation and make grants of unrestricted stock awards to each non-employee director on an annual basis.  For the 2016 fiscal year, non-employee directors, including the Lead Director of the Board, were entitled to receive equity awards with a value of $90,000.  The Lead Director was also entitled to additional equity compensation with a value of $90,000.  Consistent with this, the Company granted each non-employee director of the Company (other than the Lead Director) 8,612 unrestricted shares of stock in July 2015.  The Company granted Ms. Williams, the Lead Director, 17,224 shares of stock at the same time.  The Company granted Ms. Williams the greater number of shares to compensate her for her service as Lead Director.  As Lead Director, Ms. Williams, among other duties, generally attends all meetings of the Board’s committees but does not receive any attendance fee for those meetings.

2016 Director Compensation Table

The following table sets forth compensation paid to non-employee members of the Company’s Board of Directors in fiscal 2016:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Change in Pension Value ($)(3)	Total ($)
David J. Anderson	78,750	89,995	NA	168,745
David G. Bills	78,750	89,995	NA	168,745
Charles P. Cooley	91,250	89,995	NA	181,245
Suresh V. Garimella	86,250	89,995	NA	176,245
Larry O. Moore	78,750	89,995	NA	168,745
Christopher W. Patterson	88,750	89,995	NA	178,745
Marsha C. Williams	78,750	179,990	0(4)	258,740
Christine Y. Yan	78,750	89,995	NA	168,745

(1)	In July 2015, all of the independent directors, other than Ms. Williams, were granted 8,612 shares of unrestricted stock under the Incentive Plan. As explained above, the Company granted 17,224 shares of unrestricted stock to Ms. Williams at the same time. None of the directors included in the table above held any unvested stock awards as of the end of fiscal 2016.

(2)	Represents the aggregate grant date fair value of stock grants computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2016.

(3)	Represents the change in pension value between the end of fiscal 2015 and the end of fiscal 2016 under the Modine Manufacturing Company Director Emeritus Retirement Plan. The change in pension value is solely a result of the change in the interest rate used to calculate the present value of the pension benefit under the Director Emeritus Retirement Plan because no benefits otherwise continue to accrue under that plan. The Company used interest rates of 4.1 percent and 4.0 percent, respectively, to calculate the present value of the pension benefit at March 31, 2016 and March 31, 2015.

The Board of Directors adopted the Director Emeritus Retirement Plan pursuant to which any person, other than an employee of the Company, who was or became a director of Modine on or after April 1, 1992 and who retired from the Board would be paid a retirement benefit equal to the annualized sum directors were paid for their service to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) in effect at the time such director ceased his or her service as a director.  The retirement benefit continues for the period of time equal in length to the duration of the director’s Board service.  If a director dies before retirement or after retirement during such period, his or her spouse or other beneficiary would receive the benefit.  In the event of a change in control (as defined in the Director Emeritus Retirement Plan) of Modine, each eligible director, or his or her spouse or other beneficiary entitled to receive a retirement benefit through him or her, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments that would otherwise be payable under the Director Emeritus Retirement Plan.  The retirement benefit is not payable if the director, directly or indirectly, competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.  Effective July 1, 2000, the Director Emeritus Retirement Plan was frozen with no further benefits accruing under it.  Ms. Williams accrued pension benefits under the Director Emeritus Retirement Plan until it was frozen on July 1, 2000.

(4)	The change in pension value for Ms. Williams was $(23).

Share Ownership Guidelines - Directors

Effective January 16, 2008, the Board adopted share ownership guidelines for incumbent members of the Board of Directors.  The Board believes that in order to further align the interests of members of the Board and shareholders, members of the Board should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward the guideline figures.  As amended in January 2016, the guidelines generally provide that five years after joining the Board, directors are expected to hold shares of Company stock with a value of at least three times the value of the director’s current annual cash retainer.  In addition, effective January 2016, the ONC Committee amended the guidelines to include in the compliance determination any stock awards deferred by a director in accordance with the Company’s non-employee director compensation practices.  All directors are currently in compliance with these guidelines.  The share ownership guidelines for officers of the Company are described below in the Compensation Discussion and Analysis – Share Ownership Guidelines - Officers.

Compensation-Related Risk Assessment

In fiscal 2016, the ONC Committee assessed each element of compensation – base salary, and short-and long-term incentives – as well as other plans covering employees in international locations to determine whether any of such elements or plans promotes excessive or unreasonable risk-taking.  The ONC Committee determined that the Company’s compensation policies and practices encourage behaviors that drive the performance of the Company as a whole and balance short-term results with longer-term results in the interests of shareholders.  The ONC Committee determined that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the material components of compensation paid to Modine’s Principal Executive Officer, Principal Financial Officer, and other certain highly compensated executive officers, as described in the 2016 Summary Compensation Table on page 30.  In the discussion below, we refer to this group of executives as the named executive officers (“NEOs”).  This group includes the executive officers for whom specific compensation disclosure is required under the rules of the Securities and Exchange Commission.  This group includes the following executive officers:

•	Thomas A. Burke, President and CEO;

•	Michael B. Lucareli, Vice President, Finance and CFO;

•	Thomas F. Marry, Executive Vice President and COO;

•	Scott L. Bowser, Vice President of Asia and Global Procurement;

•	Holger Schwab, Regional Vice President – Europe; and

•	Margaret C. Kelsey, Vice President, Legal and Corporate Communications, General Counsel and Secretary.

The compensation for these individuals is listed in the tables on pages 30 through 36 of this Proxy Statement.

In this Compensation Discussion and Analysis, we will also explain the objectives of our compensation programs, why we pay the compensation we do and how that fits with the Company’s commitment to provide value to our shareholders.

Executive Summary

Executive Compensation Philosophy

The ONC Committee seeks to pay our NEOs fairly and to align executive compensation with the Company’s performance.  The ONC Committee believes this approach will enhance shareholder return over the long term.

Goals of the Executive Compensation Program

The ONC Committee seeks to help the Company achieve its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward recipients for the achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executives for the Company’s superior long-term performance.

Alignment of Objectives/Fiscal 2016 Financial Performance and Strategic Highlights

The ONC Committee believes the structure of its executive compensation program is aligned with the Company’s overall performance in fiscal 2016.  In fiscal 2016, the Company, among other things:

•	Achieved adjusted earnings per share of $0.76 for a 21% increase over fiscal 2015, despite a 10% decrease in revenues driven by unfavorable currency fluctuations and challenges in certain of the Company’s end markets;

•	Generated $22.4 million of free cash flow, an increase of $6.4 million, or 40%, over fiscal 2015;

•	Completed an investment equal to 67% of Modine Puxin Thermal Systems (Jiangsu) Co., Ltd., a joint venture between Jiangsu Puxin Heat Exchange System Co., Ltd. and Modine Thermal Systems (Shanghai) Co., a wholly-owned subsidiary of the Company;

•	Initiated the Company-wide Strengthen, Diversify & Grow strategic transformation, the main objectives of which are to (i) strengthen our business by right-sizing our cost structure and implementing a more global, product-based organization to capture synergies across our core businesses, effectively meet the needs of our global customers, and improve our speed to market, (ii) diversify through expanding our non-vehicular businesses, and (iii) grow through both organic and inorganic opportunities;

•	Completed the transition of its Airedale U.K. operations to a new facility built as a replacement for the facility destroyed by fire in September 2013;

•	Continued the focus on developing scale manufacturing facilities, through (i) restructuring activities in North America and the near-completion of an expansion to its Nuevo Laredo, Mexico manufacturing facility, and (ii) the acquisition of real property to address committed production growth at its Mezökövesd, Hungary manufacturing facility; and

•	Increased, in measurable ways, the improvement capability of employees across the globe, utilizing the Modine Operating System’s principles of accountable mentoring.

For a reconciliation of adjusted earnings per share and free cash flow, which are non-GAAP financial measures, to the most directly comparable GAAP financial measures, please see the financial tables included in Exhibit 99.1 to the Current Report on Form 8-K furnished to the SEC by Modine on May 26, 2016.

Fiscal 2016 Compensation Highlights

The ONC Committee’s actions in fiscal 2016 included the following:

•	Set CEO and CFO compensation at or near the median of Modine’s peer group of companies and compensation for the other NEOs at or near the median of a broad survey of manufacturing companies in order to meet its objective of offering competitive compensation.

•	Approved Return on Average Capital Employed (“ROACE”) and adjusted operating income growth as the equally-weighted performance metrics in the Management Incentive Plan (“MIP”) (the short-term cash bonus plan) for fiscal 2016. These performance goals drive alignment of management and shareholders’ interests in both our asset management decisions and earnings growth targets.

•	Approved ROACE and Average Annual Revenue Growth as the performance metrics for the Long-Term Incentive Plan (the “LTIP”) for fiscal 2016 to incentivize meeting and exceeding the Company’s operating performance goals over the three-year performance cycle. The two metrics are designed to focus management on key metrics and provide a compelling equity-based incentive plan with carefully selected standards, mitigating risk by avoiding short-term gains at the expense of the long-term health of the Company. The long-term pay orientation of the Company’s compensation system (compensation mix and time horizon of the LTIP) appropriately reflects the capital intensive nature, the investment time horizon and customer planning time horizon (i.e., long-term orders and partnering for end-product production) of the business.

•	Reviewed and updated the composition of the Company’s Peer Group used for CEO and CFO compensation and company performance comparisons.

•	Conducted a risk assessment of the Company’s compensation practices and found no evidence of unreasonable risk taking in the Company’s compensation plans and arrangements.

•	Reviewed the Company’s succession plan for each executive officer and other key employees of the Company.

•	Established compensation for the Board of Directors, utilizing analysis provided by Farient.

•	Reviewed and amended the Company’s guidelines regarding stock ownership requirements for Company officers and members of the Board of Directors and confirmed compliance therewith.

•	Reviewed regulatory, shareholder and market changes, including governance best practices as applicable to the Company.

•	Reviewed status of equity spend under the Incentive Compensation Plan.

•	Reviewed CEO pay-for-performance alignment, utilizing analysis provided by Farient.

Shareholder Advisory Vote on Executive Compensation

A nonbinding advisory vote on the compensation of the Company’s NEOs received the affirmative vote of 95% of the shares represented at the 2015 Annual Meeting of Shareholders, demonstrating very strong support for the Company’s executive compensation program. Nonetheless, the Company and ONC Committee are mindful of the results of the shareholder advisory vote and take the vote into consideration when determining and evaluating the Company’s executive compensation philosophy, program and disclosure.  For example, the Company has continued its ongoing efforts to be fully transparent about the link between pay and performance in its Pay for Performance discussion immediately below.  In addition, during one-on-one conversations, sponsored road shows and other regular communications with shareholders, the Company routinely discusses its performance in the context of underlying incentive compensation metrics and emphasizes management’s active use of those same metrics in the Company’s daily operations.

Pay for Performance

The ONC Committee believes that the Company’s compensation program should encourage management to create long-term, sustained value for shareholders and to act like owners of the Company. To achieve this objective, the compensation program is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time. The ONC Committee further supports this objective with a strong pay-for-performance philosophy.

The key elements of the Company’s executive compensation program that support the pay-for-performance philosophy include:

•	A median compensation positioning strategy that targets total pay as well as each element of compensation at the median of the market, and allows actual compensation to vary from the median based on higher or lower performance, i.e., above median for above-market performance and below median for below-market performance;
•	A significant portion of compensation tied to performance, including short-term and long-term incentives tied to strong financial/operational performance;
•	Use of measures of performance for incentives that balance strong growth and returns and provide a direct link to shareholder value over time;
•	A significant weighting on equity-based long-term incentives, particularly performance stock; and
•	Share ownership guidelines (described on page 28), requiring that executives be meaningfully invested in the Company’s stock, and therefore be personally invested in the Company’s performance.

As has been the case in previous years, in fiscal 2016, the ONC Committee requested that Farient, the ONC Committee’s independent compensation consultant, assess the relationship between our executive compensation and performance over time, with particular focus on the CEO.

To conduct this analysis, Farient used its alignment methodology to test whether the Company’s Performance-Adjusted CompensationTM (PACTM) is: (1) reasonable for the Company’s revenue size, peer group and total shareholder return (TSR) performance; and (2) sensitive to the Company’s TSR over time, given that TSR is an objective, transparent measure that shareholders generally rely upon when conducting a long-term pay-for-performance evaluation. PAC measures compensation outcomes after performance has occurred, rather than target compensation, which represents “expected” compensation before performance has occurred. Farient compared the CEO’s PAC (including actual salary, actual short-term incentive awards, and performance-adjusted long-term incentive values) over rolling 3-year periods to TSR for the same rolling 3-year periods, and tested the results against those same variables for companies in the industry groups that are most relevant to Modine, namely Capital Goods and Automobiles and Components. The Company’s PAC was then compared to a range of values, as indicated by the upper and lower boundaries on the chart below. This range reflects reasonable compensation outcomes, as determined by the companies in the relevant industries, for the performance achieved. All PAC values on the chart, current and historical, for both the Company as well as for the companies in the relevant industry groups, are adjusted to reflect the Company’s current size of approximately $1.4 billion in revenue.

Farient’s analysis of the Company’s pay for performance indicates that the CEO’s compensation historically has been and continues to be strongly aligned with the Company’s performance and shareholder interests in that it is both reasonable and closely correlated to Company performance over time. Farient reached this conclusion, with which the ONC Committee agreed, because the data points for the Company’s CEOs have historically been below the upper boundary, which indicates reasonable compensation, and because the PAC generally moves up as performance rises, and generally moves down as performance falls. Specifically, for the three-year period from 2014 through 2016, the CEO’s PAC was closely aligned with performance, reflecting: (1) an annual incentive payout of 43% of Target due to the Company’s performance versus its predetermined objectives for the fiscal 2016 MIP; and (2) an award payout at 26% of Target for the fiscal 2014-2016 performance stock awards cycle, due to the Company’s performance versus its predetermined objectives under the fiscal 2014 LTIP.

Market Benchmarking of Executive Pay

The ONC Committee targets total pay, as well as each element of compensation, at the median of a peer group of companies for the CEO and CFO and at the median of a broad survey of manufacturing companies for the other NEOs.  The ONC Committee believes that targeting the median is an objective way of ensuring that the Company’s executive compensation practices are competitive and reasonable relative to the broader market.  Actual pay may vary from the median based on differences in individual performance, job responsibilities, tenure and experience for the individuals being compared, as well as based on actual performance of the Company.

Use of Peer Group

During fiscal 2016, the ONC Committee reviewed the composition of the Company’s peer group.  As a group, the peers have characteristics and markets similar to those of the Company.  These characteristics and markets are as follows:

•	U.S. headquartered companies traded on major U.S. exchanges involved in these industries: industrial machinery; construction and farm machinery and heavy trucks; auto parts and equipment; electrical components and equipment; and building products (HVAC-related);
•	Companies with revenue between $600 million and $4 billion (approximately ½ to 2 ½ times Modine’s budgeted revenue); and
•	Technology-intensive companies with a strong focus on OEM suppliers, distributed product expertise and global industrial customers in the vehicular and industrial/commercial (e.g., HVAC) arena.

Based on its review, the ONC Committee elected to change the composition of the peer group due to a change in the revenue of AMETEK, Inc. to a level above the $4 billion upper limit established by the ONC Committee.  As a result, the ONC Committee removed AMETEK, Inc. from the Company’s peer group and added Gentherm, Incorporated, which was selected, in part, due to its significant international presence and similar industry focus on thermal management markets.

The following is the Company’s current peer group:

Actuant Corporation	Gentherm, Incorporated	Stoneridge, Inc.

American Axle & Manufacturing, Inc.	Hubbell Incorporated	Titan International, Inc.

Briggs & Stratton Corporation	Lennox International Inc.	Tower International, Inc.

Commercial Vehicle Group, Inc	Mueller Industries, Inc.	WABCO Holdings Inc.

Donaldson Company, Inc.	Nortek, Inc.	Westinghouse Air Brake

EnerSys Inc.	Regal-Beloit Corporation	Technologies Corporation

Gentex Corporation		Woodward Inc.

The ONC Committee uses the publically available peer group data to assist in the evaluation of the:
•	Compensation levels of the Company’s CEO and CFO;
•	Company’s compensation practices; and
•	Company’s relative performance and relative pay for performance for specified periods of time.

Use of Compensation Survey Data

The ONC Committee used the 2015 Mercer U.S. Executive Benchmark Database, which compiles data of manufacturing companies with revenues between approximately $800 million and $3.2 billion to evaluate competitive pay levels of certain corporate officers and other key employees in addition to those of the CEO and CFO, and with revenues between $200 million and $1.2 billion to evaluate competitive pay levels of certain officers and other key employees who are heads of business units.  Mercer did not identify, and the ONC Committee was not aware of, the identities of the companies whose information is reflected in the Database.  The ONC Committee recognizes that the Company attracts employees from a broad range of companies and its comparison data reflects that fact.  The ONC Committee does not use the survey data in a formulaic manner.  If the compensation of a particular NEO is substantially greater or less than the median in the survey for the same position, the ONC Committee takes the survey information into account when setting base salary, cash incentive targets and long-term incentive target value, but also exercises its discretion, taking into consideration the individual’s performance, tenure, experience and changes in job responsibilities.

Description of Executive Compensation Program

The ONC Committee sets the compensation philosophy at Modine in a manner intended to promote the Company’s achievement of its short- and long-term financial goals and encourage its executive officers to act as owners of the Company.  In addition, the ONC Committee focuses on attracting and retaining employees who are qualified, motivated and committed to excellence.  The ONC Committee believes these goals can be accomplished through a compensation program that provides a balanced mix of cash and equity-based compensation.  Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  The annual cash incentive is intended to reward the recipients for achievement of annual operating goals that are critical to the Company’s short-term business objectives.  The equity portion of the compensation package provides incentives that are intended to focus executives on the Company’s long-term success, align the executives’ returns with those of shareholders, encourage long-term retention, and reward the executive for the Company’s superior long-term performance.

The ONC Committee’s actions are guided by the following beliefs:

•	Compensation is a primary factor in attracting and retaining employees, and the Company can only achieve its goals if it attracts and retains qualified and highly skilled people;

•	All elements of executive compensation, including base salary, targeted annual incentives (cash-based), and targeted long-term incentives (equity-based), are set to levels that the ONC Committee believes ensure that executives are fairly, but not excessively, compensated;

•	Strong financial and operational performance is expected, and shareholder value must be preserved and enhanced over time;

•	Compensation must be linked to the interests of shareholders and the most effective means of ensuring this linkage is by granting equity incentives such as stock awards, stock options and performance stock awards;

•	Operating units of the Company are interdependent, and the Company, as a whole, benefits from cooperation and close collaboration among individual units, so it is important in the Company’s incentive plans to reward overall corporate results and focus on priorities that impact the total Company; and

•	The executive compensation program should reflect the economic condition of the Company, as well as Company performance relative to peers, so that in a year in which the Company underperforms, the compensation of the executive officers should be lower than in years when the Company is achieving or exceeding its objectives.

As reflected in this Compensation Discussion and Analysis, the ONC Committee believes the compensation program is aligned with these principles.

Treatment of the CEO

The CEO participates in the same programs and receives compensation generally based upon the same factors as the other NEOs.  However, the level of the CEO’s compensation is even more heavily dependent upon the Company’s performance than the compensation of other NEOs.  Mr. Burke’s overall compensation reflects a greater degree of policy- and decision-making authority and a higher level of responsibility for the strategic direction and financial and operational results of the Company.  Given his key role in policy- and decision-making, the ONC Committee believes that the CEO’s compensation should be weighted more heavily toward equity awards so his compensation more directly correlates with the Company’s performance.

Elements of Executive Compensation for Fiscal 2016

The following is a summary of the elements of the Company’s executive compensation program:

Pay Element	Competitive Positioning	Program Objectives	Time Horizon	Performance Measures for Fiscal 2016
Base Salary	Compares to 50th percentile, but use of judgment to determine actual pay	Attract and retain key personnel; reward for individual performance	Annual	Individual performance Length of time in the position and overall experience Consistency of performance Changes in job responsibility
Management Incentive Plan		Motivate and reward for achieving objectives	Annual	Return on Average Capital Employed (50%) Adjusted Operating Income Growth (50%)
Long-Term Incentive Plan (% of total Long-Term Incentive Plan Value) Performance Stock Awards (40%)		Align executive’s returns with those of shareholders Encourage long-term retention Reward for superior long-term performance	3-year performance period with payout upon results certification	Return on Average Capital Employed (50%) Average Annual Revenue Growth (50%)
Retention Restricted Stock Awards (40%)		Reward employees for their continued commitment to the Company	4-year ratable vesting starting on 1st anniversary of grant	Retention
Stock Options (20%)		Focus executives on driving long-term performance	4-year ratable vesting starting on 1st anniversary of grant (10 year term)	Stock price appreciation

Base Salary

Base salary is designed to attract and retain executives by compensating them for their day-to-day activities, level of responsibility and sustained individual performance.  Individual performance, based upon achievement of annual performance objectives and demonstration of leadership behaviors as reflected in each employee’s performance management plan, is a key component in determining base salary and any adjustments to base salary, and is a subjective determination made by the ONC Committee and, for the NEOs other than the CEO, the CEO.  The determination of base salary affects every other element of executive compensation because all of the other components, including short-term, performance-based awards, long-term incentive compensation payouts, retirement benefits and severance, are based on the amount of the individual’s base salary.  The ONC Committee annually reviews base salaries of the NEOs to ensure that the compensation levels are aligned with the ONC Committee’s principles, based on individual responsibility, performance and job scope.

The ONC Committee increased each NEO’s base salary in fiscal 2016.  The percentage increase for each NEO was based upon both subjective and objective criteria, including the individual performance of each NEO, the length of tenure in their current positions, and their respective compensation relative to the market midpoint for their functions.

The table below illustrates the base salary for each NEO in fiscal 2016, with increases effective in July 2015.

	Prior Salary	Fiscal 2016 Approved Base Salary	Percent Increase
Mr. Burke	$835,000	$865,000	3.6%
Mr. Lucareli	$383,000	$403,000	5.2%
Mr. Marry	$475,000	$500,000	5.3%
Mr. Bowser	$328,000	$340,000	3.7%
Mr. Schwab	€338,170	€348,653	3.1%
Ms. Kelsey	$343,000	$359,000	4.7%

CEO Base Salary

The Nominating Committee, working with the ONC Committee, evaluates the individual performance of the Company’s CEO by evaluating Mr. Burke’s achievement of his performance management plan goals.  Following discussion with the CEO, the ONC Committee recommends the CEO’s base salary to the Board of Directors based upon this evaluation.

Short-Term, Performance-Based Cash Award

The Management Incentive Plan (the “MIP”) is Modine’s broadly applicable short-term, performance cash award plan designed to motivate and reward the Company’s leaders.  All NEOs participate in the MIP.  The ONC Committee’s objectives for the MIP are to encourage continuous (short-term) operational improvements with metrics that also drive total shareholder return.  The ONC Committee believes the MIP metrics should be challenging but achievable and well-defined so they are understood by the MIP participants and, accordingly, actively drive results.

The ONC Committee approved the use of two independent and equally-weighted performance goals for the fiscal 2016 MIP.  Similar to fiscal 2015, the MIP continued to use the ROACE performance metric, but the ONC Committee replaced the Free Cash Flow metric with an Adjusted Operating Income Growth metric for the fiscal 2016 MIP.  For purposes of the MIP, ROACE equals Net Operating Profit After Taxes (“NOPAT”) divided by average capital employed.  A description of the NOPAT and average capital employed calculations under the MIP is provided below.  Adjusted Operating Income Growth is the percentage change in Adjusted Operating Income from fiscal 2015 to fiscal 2016.  A description of the Adjusted Operating Income calculation is provided below.  The ONC Committee has negative discretion to reduce the amounts otherwise payable under the MIP.

The ONC Committee chose to use the ROACE metric, based on Adjusted Operating Income, to incentivize management by rewarding underlying financial performance and to prevent potential distorted incentives that could result from the uncertain nature of continuing restructuring activities and any other unusual or non-recurring events.  Use of the ROACE metric is expected to reward long-term growth and the creation of shareholder value through the profitable deployment of additional capital.  The ONC Committee chose to use the Adjusted Operating Income Growth metric to incentivize increased earnings and shareholder return.  The ONC Committee considered the Company’s business plan as well as more than 20 years of historical performance results for vehicle and capital goods manufacturing peers and Modine when setting the ROACE and Adjusted Operating Income Growth goals.  As a result, for the fiscal 2016 MIP, the ONC Committee maintained the ROACE Threshold, Target and Maximum goals at 5%, 9% and 15%, respectively.  With respect to Adjusted Operating Income Growth, the ONC Committee set the Threshold, Target and Maximum goals at 2%, 6% and 12%, respectively.  The ONC Committee maintained payout percentages at the same levels as for fiscal 2015 MIP.

The specific levels for the MIP metrics for fiscal 2016 were as follows:

	Threshold	Target	Maximum
ROACE	5%	9%	≥15%
Adjusted Operating Income Growth	2%	6%	≥12%
Payout as a % of Target	10%	100%	200%

Assuming achievement of the Target level for each metric, the NEOs would receive the following percentages of base salary: Mr. Burke – 100 percent; Mr. Lucareli – 70 percent; Mr. Marry – 80 percent; Mr. Bowser – 50 percent; Ms. Kelsey – 50 percent; and Mr. Schwab – 50 percent.    Assuming Threshold achievement for each metric, each of the NEOs would receive 10 percent of the Target amount.  Assuming Maximum level achievement for each metric, each of the NEOs would receive 200 percent of the Target amount.  The Company pays amounts between the Threshold and Target and/or between Target and Maximum levels on a linear basis for achievement above Threshold and below Maximum.

For purposes of calculating ROACE under the MIP, NOPAT equals Adjusted Operating Income multiplied by .7 (assuming a 30 percent income tax rate), and further adjusted to exclude earnings (losses) attributable to minority shareholders.  Adjusted Operating Income equals operating income plus or minus certain Permitted Adjustments, which include restructuring charges, acquisition and integration charges, and other approved unusual, non-recurring or extraordinary cash and non-cash charges or income.  Average capital employed equals total debt plus shareholders’ equity measured on each of the following quarter ends: March 31, 2015; June 30, 2015; September 30, 2015; December 31, 2015 and March 31, 2016; divided by five.  Adjusted Operating Income Growth is equal to the Adjusted Operating Income for fiscal 2016 minus the Adjusted Operating Income for fiscal 2015, divided by the Adjusted Operating Income for fiscal 2015.

For purposes of the MIP metrics, the Company’s ROACE for fiscal year 2016 was 8.4 percent, and Adjusted Operating Income Growth was -3.2%.  As a result, the Committee approved a payment for the MIP participants at the following levels:  86 percent of Target for the ROACE metric, with no payout under the Adjusted Operating Income Growth metric.  Both metrics were weighted equally, for a total combined approved MIP payment at 43 percent of Target.

Equity Incentives – Long-Term Incentive Compensation

The long-term incentive element of the Company’s executive compensation program is intended to attract, retain and motivate key employees who directly impact the performance of the Company over a timeframe greater than a year.  Long-term compensation is equity-based so that the interests of the Company’s executive officers are directly aligned with the interests of shareholders.  The equity portion of the compensation package provides an incentive that rewards superior long-term performance and provides financial consequences for underperformance.

Performance Stock under the Long-Term Incentive Plan for Performance Period Ending in 2016

The performance period for Performance Stock under the long-term incentive compensation plan initiated in June 2013 terminated in calendar 2016.  The amount of the potential award varied based upon the achievement of Threshold, Target or Maximum performance levels.  The Company used three measures to determine payouts— three-year average ROACE, Annual Revenue Growth and Asia Operating Income.  The Company’s three-year average ROACE was set to be equal to NOPAT divided by average capital employed (averaged for fiscal 2014 – fiscal 2016).  The Annual Revenue Growth metric was the simple three-year average of the Company’s annual change in revenue over the performance period, as reported on the Company’s audited financial statements.  Asia Operating Income was defined as the Company’s Asia segment’s operating income, determined in accordance with generally accepted accounting principles, as reported on the Company’s audited financial statements for the fiscal year ending March 31, 2016 (with no adjustments).  Each metric for performance stock awards is calculated independently of the other metrics.  The ROACE and Annual Revenue Growth metrics were each weighted at 37.5 percent of the total award, and Asia Operating Income was weighted at 25 percent.  Except for the Asia Operating Income metric, the Threshold performance goal was the minimum performance goal that must have been achieved by the Company for the NEOs to earn shares of common stock.  For the Asia Operating Income metric, the Target performance goal was the minimum performance goal that must have been achieved by the Company for the stock to have been awarded, and there was no Maximum performance goal to qualify for additional shares.

The performance goals for the LTIP metrics for performance stock awards for the period ending in fiscal 2016 were as follows:

	Threshold	Target	Maximum
ROACE	5%	10%	≥14%
Annual Revenue Growth	3%	8%	≥13%
Asia Operating Income	--	≥$5 million	--

For the performance period, the Company’s ROACE was 8.4 percent, which exceeded the Threshold and resulted in a payout equal to 70 percent of Target for the ROACE metric.  The Company’s Annual Revenue Growth was -0.3 percent, and the Company’s Asia Operating Income was $0.8 million.  As a result, no award was earned under either the Annual Revenue Growth or the Asia Operating Income metrics.  Overall, the payout under the LTIP for the Performance Stock was 26% of the Target for the total award.

Grants under the Long-Term Incentive Plan for Plan Commencing in Fiscal 2016

As it did in fiscal 2015, in fiscal 2016 the ONC Committee approved equity grants as a percentage of base salary and included the use of performance stock awards as part of the Company’s long-term incentive compensation plan.  For fiscal 2016, the Company’s long-term incentive plan included:

Performance Stock Awards (40 percent of long-term incentive dollars at Target).  Shares of performance stock are earned by achieving corporate financial goals over a three-year period (ending March 31, 2018) and become vested after the end of that three-year period.  Payout levels vary based upon the achievement of Threshold, Target or Maximum goals in each of the ROACE and Average Revenue Growth metrics, as described below.  Once earned, the performance stock awards are not subject to any restriction.  Determinations of the achievement of performance goals for the performance stock awards are not made until the Company’s audited financial statements covering the last year in the performance period are completed and the results for the fiscal year are announced publicly.

Stock Options (20 percent of long-term incentive dollars at Target).  The ONC Committee believes that stock options focus executives on driving long-term performance.  Stock options have an exercise price equal to the fair market value of the common stock on the effective date of the grant so recipients recognize a value only if and to the extent that the value of the common stock increases.  The stock options granted in fiscal 2016 vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.  The stock options expire ten years from the date of grant.

Retention Restricted Stock Awards (40 percent of long-term incentive dollars at Target).  Retention stock awards reward employees for their continued commitment to the Company.  The Company grants the employees shares of restricted stock which vest in four equal annual installments commencing on the first anniversary of the effective date of the grant.

In fiscal 2016, the ONC Committee utilized two metrics for the award of performance stock awards – ROACE and Average Revenue Growth over the three-year performance period.  Each metric for performance stock awards is weighted at 50 percent and is calculated independently of the other metric.  These two metrics are intended to incentivize improvements in operating income and to emphasize the importance of revenue growth for the Company.  The Threshold performance goal is the minimum performance goal that must be achieved by the Company for the NEO to earn shares of common stock.

For purposes of the LTIP, ROACE means NOPAT divided by average capital employed.  The calculation of ROACE is based on a three-year average ROACE for fiscal 2016 through fiscal 2018 with each annual ROACE averaged over five points (i.e., each fiscal year quarter and prior fiscal year end).  Annual Revenue Growth is the simple three-year average of the Company’s annual change in revenue over the performance period, as reported on the Company’s audited financial statements.  A description of the NOPAT and average capital employed calculations under the LTIP is provided below.

For the fiscal 2016 through fiscal 2018 LTIP, the ONC Committee considered the Company’s business plan as well as more than 15 years of historical performance results for peers and other manufacturing companies and the Company when setting the ROACE and Revenue Growth goals. For both the ROACE and the Revenue Growth goals, the ONC Committee made no adjustments to the Threshold, Target or Maximum levels, or the payout percentages, compared to fiscal 2015 through fiscal 2017.  The goals at the Threshold, Target, and Maximum levels are intended to incentivize participants to achieve the Threshold level and strive for greater performance beyond the Threshold level.

The specific three-year performance goals for the LTIP metrics for performance stock awards granted in fiscal 2016 are as follows:

	Threshold	Target	Maximum
ROACE	5%	9%	≥14%
Annual Revenue Growth	3%	8%	≥13%

The specific levels of performance stock award metrics are set forth below:

Performance	ROACE (50%)	Annual Revenue Growth (50%)
Threshold	10% of Target Awards	10% of Target Awards
Target	100% of Target Awards	100% of Target Awards
Maximum	200% of Target Awards	200% of Target Awards

If actual ROACE or Annual Revenue Growth for the performance period is between Threshold and Target and/or between Target and Maximum, the number of shares of common stock earned will be determined on a linear basis.  In the event that the Company’s actual ROACE or Annual Revenue Growth does not meet the Threshold for the performance period, no common stock will be earned under this performance stock award metric.  In the event that the Company’s actual ROACE or Annual Revenue Growth exceeds the Maximum for the performance period, only the Maximum percentage of the Target number of shares of common stock will be earned.  Notwithstanding the foregoing, the ONC Committee retains the discretion to decrease the number of shares of common stock earned under the LTIP.

The Company measures its profitability using ROACE (a measure indicative of the efficiency and profitability of its capital investments), so the ONC Committee used the ROACE metric to incentivize management to continue to improve the Company’s profitability.  Similarly, because Annual Revenue Growth is a key measure of growth that is easy to understand and communicate, the ONC Committee used the Annual Revenue Growth metric to incentivize management to create additional shareholder value through the continued growth of the Company.  For both metrics, the ONC Committee set the Threshold level at what it believed to be an acceptable return and set the Maximum level at what it believed to be exceptional performance with each corresponding to an appropriate competitive pay-out level.  Achievement and payout for each measure is calculated and paid out independently of the other measures.

As mentioned in the discussion above regarding the calculations of ROACE under the MIP, NOPAT equals Adjusted Operating Income multiplied by 0.7 (assuming a 30 percent income tax rate), and further adjusted to exclude earnings (losses) attributable to minority shareholders.  Adjusted Operating Income equals operating income plus or minus certain Permitted Adjustments, which include restructuring charges, acquisition and integration charges, and other approved unusual, non-recurring or extraordinary cash and non-cash charges or income.  The NOPAT and capital employed calculations will exclude the cumulative effect of changes in generally accepted accounting principles.

Long-Term Incentive Compensation

As mentioned above, the ONC Committee approves the equity grants for each NEO under the long-term incentive plan as a percentage of base salary.  Assuming achievement of the Target level for each metric under the performance stock awards, the NEOs would receive the following percentages of base salary in equity grants under the long-term incentive plan approved in fiscal 2016: Mr. Burke – 250 percent; Mr. Lucareli – 150 percent; Mr. Marry – 175 percent; Mr. Bowser – 100 percent; Ms. Kelsey – 100 percent; and Mr. Schwab – 70 percent.  For fiscal 2016, the Board recommended an increase in LTIP target percentage for Mr. Marry in order to bring this compensation component more into alignment with the market median and to recognize his past performance.  The percentages for Messrs. Burke, Lucareli, Bowser and Schwab were unchanged from those for fiscal 2015.  The table below sets forth the number of shares subject to stock options and the number of shares of stock issued to each NEO in fiscal 2016 as well as the number of performance stock awards that would be earned upon achievement of each of the long-term incentive plan metrics on March 31, 2018:

			Performance Stock Awards (#)
	Shares Subject to Stock Options (#)	Shares of Restricted Stock (#)	Threshold	Target	Maximum
Mr. Burke	55,538	73,310	7,331	73,310	146,620

Mr. Lucareli	15,285	20,176	2,018	20,176	40,352

Mr. Marry	22,115	29,192	2,919	29,192	58,384

Mr. Bowser	8,726	11,519	1,152	11,519	23,038

Mr. Schwab	6,808	8,986	899	8,986	17,972

Ms. Kelsey	9,125	12,046	1,205	12,046	24,092

Executive Compensation in Fiscal 2017

As in fiscal 2016, and consistent with the Committee’s desire to maintain “timeless” metrics, for the fiscal 2017 MIP, the ONC Committee approved two metrics, ROACE and Adjusted Operating Income Growth, as the performance measures under the plan.  Each metric will be determined in a similar manner as for fiscal 2016.  Each metric is independent of the other, the metrics are equally weighted, and each metric will be adjusted to account for certain approved items.

The ONC Committee also approved the Company’s long-term incentive plan for fiscal 2017-2019 to include: retention restricted stock awards (40 percent of long-term incentive dollars at Target); stock options (20 percent of long-term incentive dollars at Target); and performance stock awards (40 percent of long-term incentive dollars at Target).  The vesting schedules for retention restricted stock awards and stock options are the same, namely one quarter each year over a period of four years.  Performance stock awards have a three-year performance period, which is the same duration as fiscal 2016, and the ONC Committee approved two performance metrics – ROACE and Average Annual Revenue Growth, also unchanged versus fiscal 2016, consistent with the Committee’s desire to maintain “timeless” metrics.  Each metric is independent of the other and the metrics are weighted equally at 50 percent each.

Employment and Post-Employment Benefits

General Benefit

The NEOs receive the same basic employee benefits that are offered by the Company to all salaried employees within the region where the individual resides.  These benefits include medical and dental coverage, disability insurance and life insurance.  The cost of these benefits is partially borne by the employee, including each NEO.

Perquisites

Except in connection with expatriate assignments (described below) and for benefits provided to Mr. Schwab under his employment agreement, the Company does not generally provide perquisites to any of the NEOs.  Under his employment agreement, Mr. Schwab receives a company car, accident insurance, and a retirement supplement.  The Company provides these benefits as they are customary in Germany.

Expatriate Assignments

Mr. Bowser was provided certain benefits in connection with his assignment to Asia, which ended as of the end of fiscal 2016. Specifically, he had been provided housing, a hardship allowance, a cost of living adjustment, tax preparation costs, moving and return visit expenses, tax equalization and tax gross-up payments, and an expatriate allowance immediately prior to the assignment and upon his return to the United States. Mr. Bowser’s expatriation assignment was effective August 1, 2012, with an initial expected 36-month duration, but the Company extended his assignment to March 31, 2016. These benefits have been provided to Mr. Bowser to compensate him for any disruption the relocation causes him and his family and to eliminate any tax disadvantages caused by the relocation.

Retirement Benefits for U.S. Employees

The Company offers retirement benefits to its employees through tax-qualified plans, including an employee- and employer-funded Modine 401(k) Retirement Plan for U.S. Salaried Employees (the “401(k) Retirement Plan”).  Under the 401(k) Retirement Plan, the Company contributes 50 percent of the amount contributed to the plan by the employee, subject to a maximum Company contribution of 2.5 percent of the employee’s pay, up to the maximum allowed by law.  While the benefit is available to all of the Company’s full-time employees in the U.S., each individual participant’s 401(k) Retirement Plan balance may vary due to a combination of differing annual amounts contributed by the employee, the investment choices of the participant (the same investment choices are available to all participants in the plan) and the number of years the person has participated in the plan.

The Company has historically also made an annual contribution to the 401(k) Retirement Plan equal to a certain percentage of base salary and bonus for each full-time U.S. salaried employee, including the NEOs.  This contribution was initiated after the Company froze the accumulation of credited service in its defined benefit pension plan. In June 2016, the Company contributed an amount equal to two percent (2%) of eligible earnings (defined as calendar 2015 salary and MIP paid in calendar 2015) for each full-time, U.S. employee on the payroll as of December 31, 2015.  The percentage contributed was determined based upon the assessment of business financial performance balanced against the need to offer competitive benefits.

The Company’s defined benefit pension plan, which is frozen, is more fully described in the Pension Benefits Table for Fiscal 2016 below.  Messrs. Lucareli, Marry and Bowser, and Ms. Kelsey participate in the Company’s defined benefit pension plan.  Mr. Burke joined the Company after the defined benefit pension plan was closed to new participants.  Mr. Schwab does not participate in the U.S. Company-sponsored pension plan because he is a citizen of Germany, but as Mr. Schwab’s employer, Modine Holding GmbH provides a cash benefit of 10 percent of his base salary to fund a retirement benefit.

In addition to the employee benefits applicable to U.S. employees in general, certain highly compensated employees of the Company, including the NEOs, may participate in the following plans:

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified plan that allows a highly compensated employee to defer up to 10 percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return and the investment alternatives are generally the same as the 401(k) Retirement Plan.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.  As part of the Company’s objective of restoring in this plan amounts that exceeded the allowable Company match and Company contributions to the 401(k) Retirement Plan because of statutory limits, the Company contributes an amount equal to the amount of the employer match and employer contribution that was not allowed to be contributed to the 401(k) Retirement Plan for such individuals due to statutory limits.

Executive Supplemental Retirement Plan (“SERP”).  The SERP is a nonqualified pension plan.  The SERP, like the defined benefit pension plan, is frozen and intended to be an extension of the Company’s qualified pension plan.  Under the SERP, salary and bonus that are in excess of statutory limits are taken into account in determining nonqualified benefits payable to an employee.

Severance Policy

In fiscal 2012, the ONC Committee approved a severance policy for members of the Executive Council as recommended to the Committee by the Company’s CEO, to ensure consistent treatment of individuals in such positions in the event of an involuntary termination of employment without cause.  The policy provides that such individuals would be paid their annual base salary at the time of termination in installment payments over the course of the year following termination, and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  In order to receive these benefits, participants are required to release the Company from any and all liability.  All NEOs other than Mr. Burke and Mr. Schwab (who have separate employment agreements) are covered under the severance policy.  While the policy also provides for separate benefits upon an involuntary termination at the time of a change in control, none of the NEOs are currently covered under the change in control provisions under the severance policy.

Share Ownership Guidelines - Officers

The Company has maintained share ownership guidelines for directors and officers of the Company, including the NEOs, since 2008.  The Board continues to believe that directors and officers should have a meaningful personal investment in the Company.  Only shares of stock, either restricted or unrestricted, count toward compliance with the guidelines.

The current guidelines provide that on the fifth anniversary of appointment to the position the President and CEO is expected to hold shares of Company stock with a value of at least four times his annual base salary.  In addition, the guidelines now do not distinguish between NEOs and other officers and provide that all officers, other than the President and CEO, are expected to hold shares of Company stock with a value of at least two times their current annual base salary.    The stock value is determined by using the higher of the stock price at the time of measurement or the average stock price over the previous three years.  The ONC Committee reviews the guidelines and compliance therewith on at least an annual basis.  The chair of the Nominating Committee evaluates whether an exception should be made for any officer, who, due to his or her unique financial circumstances or other extenuating circumstances, would incur a hardship by complying with the applicable guideline after the initial five-year period and, in such an event, may make an exception to the guidelines for such individual.  Additionally, the guidelines may be temporarily waived for an officer who has an unusual personal circumstance or is approaching retirement and has a need to diversify his/her stock holdings.  Each of the NEOs who has been an officer of the Company for at least five years is currently in compliance with the stock ownership guidelines.

Related Policies Applicable to Executive Officers

Under the Company’s Insider Trading Policy, executive officers, including the NEOs, are prohibited from holding shares of Company stock in a margin account unless specifically authorized by the policy’s reviewing officer (the Company’s General Counsel), and all directors and employees of the Company are prohibited from engaging in hedging or monetizing transactions involving Company stock.   The ONC Committee has also implemented an incentive compensation recoupment (or “clawback”) policy.  Effective beginning with awards granted in fiscal 2013, the clawback policy requires forfeiture or repayment of any awards granted under the Incentive Plan (i.e., the MIP (cash bonus) or any long-term equity awards) if the ONC Committee determines that a participant committed an act of misconduct that is adverse, or reasonably expected to be adverse, to the best interests of the Company or its shareholders.

Employment Agreements

The Company has an employment agreement with Mr. Burke, which was not amended during fiscal 2016.  Modine Holding GmbH, a German subsidiary, has an employment agreement with Mr. Schwab, as is customary in Germany.  Mr. Schwab first entered into an employment agreement with Modine Holding GmbH in August 2012, and it was scheduled to expire in August 2015.  In July 2014, Mr. Schwab executed a new employment agreement that is identical in substance to his original employment agreement and is scheduled to expire June 30, 2018.  Modine filed an 8-K containing Mr. Schwab’s new employment agreement on July 3, 2014.  The Company also has change in control agreements with all of the other NEOs and certain other key employees.  The purpose of these agreements is to ensure continuity and, in the case of a change in control, the continued dedication of key employees during any period of uncertainty due to a proposed or pending change in control of the Company.  See Potential Post-Employment Payments below for additional information about these agreements.

Tax Implications for NEOs

The ONC Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code of 1986, as amended (the “Code”).  For example, Section 409A of the Code imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section.  The ONC Committee has generally structured the elements of the Company’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A.  Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs.  Section 280G and related provisions of the Code impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change in control and results in the loss of the compensation deductions for such payments by the executive’s employer.  When the Company entered into the employment agreement with Mr. Burke and the change in control agreements with all of the other NEOs (other than Mr. Schwab), all of which were entered into prior to 2009, the ONC Committee structured the change in control payment under the employment and change in control agreements with the NEOs (other than Mr. Schwab) to include a gross up for excise taxes imposed under Section 280G in order to preserve the after-tax value of those payments for those executives.  The severance policy approved by the ONC Committee in fiscal 2012, which is applicable to those joining the Company’s senior management on or after adoption of the policy, does not provide excise tax gross ups in the event of a change in control.

Compliance with IRC Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a company’s CEO and the other NEOs who are covered by Section 162(m).  Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The ONC Committee believes that it is generally in the Company’s best interest to attempt to structure compensation amounts and plans in a manner that satisfies the requirements of Section 162(m).  However, the ONC Committee also recognizes the need to retain flexibility to approve compensation amounts and plans that may not meet Section 162(m) standards in order to enable the Company to meet its overall objectives.  Accordingly, the Board and the ONC Committee have expressly reserved the authority to award non-deductible compensation in appropriate circumstances.  Further, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

COMPENSATION COMMITTEE REPORT

The ONC Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management; and, based on that review and discussion, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2016.

THE OFFICER NOMINATION AND COMPENSATION COMMITTEE

Christopher W. Patterson, Chair
Charles P. Cooley
Suresh V. Garimella
Larry O. Moore

2016 Summary Compensation Table

The following table sets forth compensation awarded to, earned by, or paid to the Company’s named executive officers (“NEOs”), which include the Principal Executive Officer, Principal Financial Officer, and the four most highly compensated executive officers.  Based on potential year-to-year fluctuations in total compensation and for the purpose of providing consistent compensation disclosure, the Company chose this year to include the four most highly compensated executive officers other than the CEO and CFO, rather than three as required under the applicable regulations.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas A. Burke	2016	856,692	-	1,670,002	394,875	368,725	NA	53,267	3,343,561
President and CEO	2015	819,981	-	1,560,005	386,265	673,425	NA	78,372	3,518,048
	2014	769,231	-	1,480,003	370,074	1,078,000	NA	60,196	3,757,504

Michael B. Lucareli	2016	397,462	-	459,609	108,676	119,798	0	20,334	1,105,879
VP, Finance and CFO	2015	378,358	-	439,206	108,747	217,403	29,035	26,690	1,199,439
	2014	360,615	-	415,210	103,821	303,240	0	24,212	1,207,098

Thomas F. Marry	2016	493,077	-	664,994	157,238	169,850	0	29,614	1,514,773
Executive VP and COO	2015	469,538	-	637,012	157,724	308,320	47,995	37,035	1,657,624
	2014	449,615	-	521,997	130,523	441,000	0	34,767	1,577,902

Scott L. Bowser VP of Asia and	2016	336,677	-	262,403	62,042	72,455	0	458,709	1,192,286
Global Procurement	2015	324,177	-	251,201	62,199	133,045	33,975	490,688	1,295,285
	2014	310,769	-	241,592	60,412	217,700	0	431,064	1,261,537

Holger Schwab	2016	€346,032/	-	€179,562/	€42,460/	€74,397/	NA	€50,013/	€692,465/
		$393,800	-	$204,701	$48,405	$84,667		$56,917	$788,490
Regional VP – Europe (7)	2015	€336,028/	-	€237,537/	€58,816/	€136,893/	NA	€49,047/	€818,321/
		$360,700	-	$254,996	$63,139	$146,944		$52,648	$878,427
	2014	€327,200/	-	€170,645/	€42,672/	€227,360/	NA	€48,188/	€816,065/
		$450,565	-	$234,978	$58,759	$313,082		$66,356	$1,123,740

Margaret C. Kelsey VP, Legal and Corporate Communications, General Counsel and Secretary	2016	354,469	-	274,408	64,879	76,325	0	17,907	788,088

(1)	The salary amounts include amounts deferred at the NEO’s option through contributions to the Modine 401(k) Retirement Plan and the Modine Deferred Compensation Plan.

(2)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for retention restricted stock awards and performance stock awards. For fiscal 2016, the Maximum grant date fair value for the performance stock awards are as follows for the NEOs – Mr. Burke $1,670,002; Mr. Lucareli $459,609; Mr. Marry $664,994; Mr. Bowser $262,403; Mr. Schwab $204,701; and Ms. Kelsey $274,408. See Grants of Plan-Based Awards for Fiscal 2016, Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation and the Outstanding Equity Awards at Fiscal Year End table for further discussion regarding the retention restricted stock awards and the performance stock awards. The assumptions used to determine the value of the awards are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2016.

(3)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for grants of stock options. The assumptions used to determine the value of the options are discussed in Note 5 of the Notes to Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended March 31, 2016. The actual value, if any, that an optionee will realize upon the exercise of an option will depend on the excess of the market value of the Company’s common stock over the exercise price on the date the option is exercised, which cannot be determined until the option is exercised.

(4)	The amounts in the “Non-Equity Incentive Plan Compensation” column include payments under the MIP.

(5)	Represents the change in pension value between the end of fiscal 2015 and the end of fiscal 2016 for the NEOs who participate in the Modine Manufacturing Company Pension Plan and the Executive Supplemental Retirement Plan. For purposes of calculating the change in benefit values from year to year, the discount rates used to determine the present value of the benefit were 4.1 percent as of March 31, 2016, 4.0 percent as of March 31, 2015, and 4.7 percent as of March 31, 2014. For fiscal 2016, the changes in pension values for Messrs. Lucareli, Marry and Bowser and Ms. Kelsey were $(1,229), $(1,150), $(953) and $(712) respectively.

(6)	The amounts set forth in this column for fiscal 2016 include:
●	Company matching contributions to participant accounts in the 401(k) Retirement Plan (“401(k) Company Match”) equal to 50 percent of the amount contributed to the plan by the employee, subject to a maximum contribution of the lesser of 2.5 percent of compensation or the maximum contribution limit to the plan ($18,000 in calendar year 2015);
●	Company contributions to 401(k) Retirement Plan (“Company Contribution to 401(k) Retirement Plan”) equal to 2.0 percent of eligible earnings (based on maximum eligible earnings of $265,000);
●	Company contributions to the Deferred Compensation Plan equal to (a) the amount of the Company match on salary that could not be contributed to the 401(k) Retirement Plan and (b) the amount of the Company contribution that could not be contributed to 401(k) Retirement Plan because of statutory limits (“Company Excess Match/Contribution Overflow to Deferred Compensation Plan”);
●	Company payment of long-term disability insurance premiums (“Long-Term Disability Insurance Premiums”);
●	Company payment of life insurance premiums (“Life Insurance Premiums”); and
●	Perquisites and other personal benefits. The perquisites for Mr. Bowser include $97,435 as a housing allowance; $30,186 as an auto allowance; $19,203 as a cost of living adjustment; and other amounts provided to Mr. Bowser in connection with his assignment to Asia, including a hardship allowance, home leave, tax preparation fees, language lessons, and property management. In addition, as part of his assignment Mr. Bowser received tax equalization and tax gross-up payments of $271,932. Certain amounts for Mr. Bowser were converted from Chinese Yuan to U.S. Dollars at exchange rates determined on a quarterly basis. The perquisites for Mr. Schwab include the lease and maintenance of a car amounting to €14,871 ($16,924 at the March 31, 2016 exchange rate) and a retirement supplement amounting to €34,865 ($39,678 at the March 31, 2016 exchange rate) because he does not participate in the benefit plans available to U.S. residents.

Name	401(k) Company Match ($)	Company Contribution to 401(k) Retirement Plan ($)	Company Excess Match / Contribution Overflow to Deferred Compensation Plan ($)		Long-Term Disability & Life Insurance Premiums ($)	Tax Reimbursement ($)		Perquisites ($)		Total ($)

Thomas A. Burke	6,795	5,300	39,783		1,389	0		0		53,267
Michael B. Lucareli	6,740	5,300	6,905		1,389	0		0		20,334
Thomas F. Marry	6,755	5,300	16,170		1,389	0		0		29,614
Scott L. Bowser	6,694	5,300	4,039		1,389	271,932		169,355		458,709
Holger Schwab	NA	NA	NA	€ $	277/ 315	NA	€ $	49,736/ 56,602	€ $	50,013/ 56,917
Margaret C. Kelsey	6,717	5,300	4,501		1,389	0		0		17,907

(7)	The salary, bonus, non-equity incentive plan compensation, and other annual compensation for Mr. Schwab, who works and lives in Germany, were paid to him in euros. The amounts shown in U.S. dollars in the table above for fiscal 2016 were converted from euros at the following exchange rate in effect at March 31, 2016: $1 = €0.8787. The converted U.S. dollar amounts shown for fiscal years 2014 and 2015 for Mr. Schwab were converted from euros at the applicable exchange rate in effect at the close of those fiscal years.

Grants of Plan-Based Awards for Fiscal 2016

In fiscal 2016, the Company granted stock options, retention restricted stock, performance stock and cash awards as Plan-Based Awards.

Stock options have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.  Stock options granted in fiscal 2016 vest in four annual installments commencing one year after the date of grant.  The stock options expire ten years from the date of grant.  Retention restricted stock granted in fiscal 2016 vests in four annual installments commencing one year after the date of grant.  Further details regarding the performance stock and cash awards (MIP awards) are described in the Compensation Discussion and Analysis section above.

The following table sets forth information about grants of awards made in the fiscal year ended March 31, 2016 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

Thomas A. Burke	NA	85,750	857,500	1,715,000							NA
	6/2/15				7,331	73,310	146,620				835,001
	6/2/15							73,310			835,001
	6/2/15								55,538	11.39	394,875

Michael B. Lucareli	NA	27,860	278,600	557,200							NA
	6/2/15				2,018	20,176	40,352				229,805
	6/2/15							20,176			229,805
	6/2/15								15,285	11.39	108,676

Thomas F. Marry	NA	39,500	395,000	790,000							NA
	6/2/15				2,919	29,192	58,384				332,497
	6/2/15							29,192			332,497
	6/2/15								22,115	11.39	157,238

Scott L. Bowser	NA	16,850	168,500	337,000							NA
	6/2/15				1,152	11,519	23,038				131,201
	6/2/15							11,519			131,201
	6/2/15								8,726	11.39	62,042

Holger Schwab	NA	19,724	197,238	394,476							NA
	6/2/15				899	8,986	17,972				102,351
	6/2/15							8,986			102,351
	6/2/15								6,808	11.39	48,405

Margaret C. Kelsey	NA	17,750	177,500	355,000							NA
	6/2/15				1,205	12,046	24,092				137,204
	6/2/15							12,046			137,204
	6/2/15								9,125	11.39	64,879

(1)	Cash incentive plan awards are the MIP awards. The amounts shown in U.S. dollars in the table above for Mr. Schwab were converted from euros at the following exchange rate in effect at March 31, 2016: $1 = €0.8787.

(2)	Stock options, retention restricted stock and performance stock awards are made under the Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or other Rights that Have Not Vested ($)(3)

Thomas A. Burke					173,785	1,913,373	196,673	2,165,370
	12,471		27.22	1/16/2017
	31,848		13.33	2/11/2018
	90,572		5.01	6/09/2019
	39,586		9.26	6/11/2020
	112,016		7.43	7/01/2020
	27,622		14.93	7/21/2021
	69,565		5.75	6/05/2022
	23,845	23,845	10.40	6/03/2023
	9,458	28,374	14.94	6/02/2024
	-	55,538	11.39	6/02/2025

Michael B. Lucareli	1,707		27.22	1/16/2017	46,783	515,081	54,837	603,755
	3,715		13.33	2/11/2018
	3,594		9.26	6/11/2020
	4,820		14.93	7/21/2021
	3,783		5.75	6/05/2022
	6,688	6,691	10.40	6/03/2023
	2,662	7,989	14.94	6/02/2024
	-	15,285	11.39	6/02/2025

Thomas F. Marry	3,471		27.22	1/16/2017	93,167	1,025,769	75,607	832,433
	7,992		13.33	2/11/2018
	15,580		5.01	6/09/2019
	9,144		9.26	6/11/2020
	7,805		14.93	7/21/2021
	28,202		5.75	6/05/2022
	8,410	8,410	10.40	6/03/2023
	3,861	11,587	14.94	6/02/2024
	-	22,115	11.39	6/02/2025

Scott L. Bowser	1,718		27.22	1/16/2017	28,738	316,405	31,541	347,266
	3,812		13.33	2/11/2018
	19,580		5.01	6/09/2019
	7,094		9.26	6/11/2020
	4,907		14.93	7/21/2021
	13,791		5.75	6/05/2022
	3,892	3,893	10.40	6/03/2023
	1,523	4,569	14.94	6/02/2024
	-	8,726	11.39	6/02/2025

Holger Schwab	3,786	3,786	10.40	6/03/2023	21,036	231,606	28,817	317,275
	1,546	4,638	14.94	6/02/2024
	-	6,808	11.39	6/02/2025

Margaret C. Kelsey	2,191		27.22	1/16/2017	29,610	326,006	32,740	360,467
	5,793		13.33	2/11/2018
	20,978		5.01	6/09/2019
	7,094		9.26	6/11/2020
	4,820		14.93	7/21/2021
	13,551		5.75	6/05/2022
	3,982	3,984	10.40	6/03/2023
	1,595	4,788	14.94	6/02/2024
	-	9,125	11.39	6/02/2025

(1)	For stock options granted prior to April 1, 2009, all options were exercisable immediately if the recipient had been employed by the Company for at least one year. For stock option grants granted after April 1, 2009 but before April 1, 2013, the options vest in four equal annual installments commencing on the date of grant. For options granted after April 1, 2013, the options vest in four equal annual installments commencing on the first anniversary of the date of grant.

(2)	All of these shares are retention restricted stock awards. All retention restricted stock vests in four equal annual installments commencing one year after the date of grant, except for the grant of retention restricted stock to Mr. Marry on January 26, 2012, which vests in two equal annual installments on the fourth and fifth anniversaries of the date of grant. The market value of the awards was determined by multiplying the number of unvested shares by $11.01, the closing price of the Company’s common stock on the NYSE on March 31, 2016. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of retention restricted stock awards.

The restricted shares vest as follows:

	Shares Vesting for Thomas A. Burke (#)	Shares Vesting for Michael B. Lucareli (#)	Shares Vesting for Thomas F. Marry (#)	Shares Vesting for Scott L. Bowser (#)	Shares Vesting for Holger Schwab (#)	Shares Vesting for Margaret C. Kelsey (#)
June 2, 2016	31,379	8,718	12,627	4,980	4,379	5,213
June 3, 2016	17,788	4,990	6,274	2,903	2,824	2,971
June 5, 2016	25,740	5,600	10,437	5,104	-	5,014
January 26, 2017	-	-	25,000	-	-	-
June 2, 2017	31,379	8,718	12,627	4,980	4,379	5,213
June 3, 2017	17,790	4,992	6,274	2,906	2,825	2,972
June 2, 2018	31,380	8,721	12,630	4,983	4,381	5,214
June 2, 2019	18,329	5,044	7,298	2,882	2,248	3,013

(3)	The performance stock awards are reflected at the Target level for the fiscal 2016, 2015 and 2014 awards. The actual payout of performance stock awards for fiscal 2014 was 26% of Target. See Compensation Discussion and Analysis – Equity Incentives – Long-Term Incentive Compensation for a description of performance stock awards. The market value of the performance stock awards was determined by multiplying the number of unvested shares by $11.01, the closing price of the Company’s common stock on the NYSE on March 31, 2016.

Option Exercises and Stock Vested for Fiscal 2016

Each of the stock prices set forth below was the closing price of the Company’s common stock on the NYSE on the date the restrictions lapsed and the shares vested.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thomas A. Burke	-	-	13,052	148,662	(1)
			17,788	202,783	(2)
			25,739	289,564	(3)
			4,836	50,536	(4)

Michael B. Lucareli	-	-	3,674	41,847	(1)
			4,990	56,886	(2)
			5,600	63,000	(3)
			844	8,820	(4)

Thomas F. Marry	-	-	5,329	60,697	(1)
			6,274	71,524	(2)
			10,434	117,383	(3)
			1,368	14,296	(4)
			25,000	157,000	(5)

Scott L. Bowser	-	-	2,101	23,930	(1)
			2,903	33,094	(2)
			5,102	57,398	(3)
			14,850	160,232	(6)
			859	8,977	(4)

Holger Schwab	-	-	2,133	24,295	(1)
			2,824	32,194	(2)

Margaret C. Kelsey	-	-	2,202	25,081	(1)
			2,971	33,869	(2)
			5,014	56,408	(3)
			844	8,820	(4)

(1)	Shares vested on June 2, 2015 at $11.39 per share, the closing price applicable to such date.
(2)	Shares vested on June 3, 2015 at $11.40 per share, the closing price applicable to such date.
(3)	Shares vested on June 5, 2015 at $11.25 per share, the closing price applicable to such date.
(4)	Shares vested on July 21, 2015 at $10.45 per share, the closing price applicable to such date.
(5)	Shares vested on January 26, 2016 at $6.28 per share, the closing price applicable to such date.
(6)	Shares vested on July 1, 2015 at $10.79 per share, the closing price applicable to such date.

Pension Benefits Table for Fiscal 2016

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($), (1)	Payments During Last Fiscal Year ($)
Thomas A. Burke	NA	NA	NA	NA

Michael B. Lucareli	Salaried Pension Plan	6.6	142,290	-
	SERP	NA	NA	NA
	Total		142,290	-

Thomas F. Marry	Salaried Pension Plan	7.9	252,322	-
	SERP	7.9	51,917	-
	Total		304,239	-

Scott L. Bowser	Salaried Pension Plan	8.3	192,424	-
	SERP	NA	NA	NA
	Total		192,424	-

Holger Schwab	NA	NA	NA	NA

Margaret C. Kelsey	Salaried Pension Plan		144,263	-
	SERP	5.3	2,351	-
	Total	5.3	146,614	-

(1)	The Company used the following assumptions to determine the present value of accumulated benefit as set forth in the table above: discount rate of 4.1 percent; Mortality: use of RP-2014 Healthy Annuitant White Collar Participant table projected generationally using scale MP-2014 converging to an ultimate improvement factor of 0.75 percent over 15 years (post - retirement decrement only); service up to March 31, 2006 and pay up to December 31, 2007 (the plans froze service accumulation on March 31, 2006 and pay changes on December 31, 2007); employees elect to begin payments as soon as they are eligible to receive unreduced benefits; 80 percent of employees elect lump sums from the qualified plan and 20 percent elect annuities; and all payments from the SERP are in the form of a lump sum with lump sums valued using a 3-tier yield curve of 1.71 percent for years 0-5, 3.98 percent for years 5-20 and 5.03 percent for years 20+ and the specified 417(e) mortality table.

Pension Benefits

The Company’s pension plan, The Modine Manufacturing Company Pension Plan (the “Salaried Pension Plan”), is frozen.  Participants in the Salaried Pension Plan no longer earn additional credited service (effective April 1, 2006) and changes in salary for a participant are not considered in determining pension benefits (effective December 31, 2007).  The Salaried Pension Plan was formerly a part of competitive compensation for manufacturing companies such as Modine.  The Salaried Pension Plan was frozen consistent with contemporary benefit practices.

The NEOs who were employed by the Company on or before December 31, 2003 participate on the same basis as other salaried employees in the non-contributory Salaried Pension Plan.  Mr. Burke does not participate in the Salaried Pension Plan because he joined the Company after December 31, 2003.  Mr. Schwab does not participate in the Salaried Pension Plan because he is a foreign employee not covered by that plan.

Retirement benefits are based on an employee’s earnings for the five highest consecutive calendar years of the last ten calendar years preceding retirement (provided that salary after the plan was frozen is not considered) and on years of service (provided that service after the plan was frozen is not considered).  Applicable earnings include salary, bonus, and any amount deferred under the 401(k) Retirement Plan.  A minimum of five years of service was required for the benefits to vest.  The principal benefit under the Salaried Pension Plan is a lifetime monthly benefit for the joint lives of a participant and his or her spouse based on the employee’s earnings and period of employment.  The pension benefit is not subject to offset against Social Security benefits.  Employees may retire with unreduced early retirement benefits at age 62 or may be eligible for deferred or other early retirement benefits depending on their age and years of service.  In addition, an employee may elect to receive a lump-sum pension benefit if, upon retirement, the sum of the employee’s age plus years of eligible service with the Company equals at least 85.  Furthermore, if employed on and before March 31, 2001, an employee who reaches age 62 and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if he or she elects not to retire at that time.  Payment pursuant to the Salaried Pension Plan may be limited by regulation based upon the funded status of the plan.

Pension benefits under the Salaried Pension Plan are subject to possible limitations imposed by the Code.  To the extent that an individual employee’s retirement benefit exceeds these limits, the excess will be paid pursuant to the SERP from general operating funds of the Company.

Nonqualified Deferred Compensation Table for Fiscal 2016

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Thomas A. Burke	$17,134	$39,783	$(2,454)	–	$682,862
Michael B. Lucareli	-	$6,905	$(6,295)	–	$174,546
Thomas F. Marry	$49,308	$16,170	$(44,873)	–	$1,249,672
Scott L. Bowser	-	$4,039	$(5,764)	–	$45,084
Holger Schwab	NA	NA	NA	NA	NA
Margaret C. Kelsey	-	$4,501	$(9,491)	–	$193,346

(1)	Amounts include any deferrals of base salary and such amounts are included in the “Base Salary” column of the Summary Compensation Table.

(2)	Amounts are reported in the Summary Compensation Table. Company profit sharing contributions that could not otherwise be made to the 401(k) Retirement Plan because of statutory limits are generally made to the Deferred Compensation Plan in April following the close of the fiscal year.

(3)	All executive contributions and contributions by the Company for fiscal 2016 have been reported in the Summary Compensation Table for the current year (Fiscal 2016). In addition to the current year, executive contributions and contributions by the Company with respect to Mr. Burke for prior years in which Mr. Burke was an NEO have been reported in the Summary Compensation Table in prior years. In total, $482,084 in contributions have been reported for Mr. Burke as an NEO in the Summary Compensation Table in prior years. The remainder of the aggregate balance for Mr. Burke in the above column reflects earnings (and losses) on those contributions. In addition to the current year, since Mr. Lucareli became an NEO in fiscal 2011, the Company has reported $34,743 in contributions in the Summary Compensation Table for him prior to fiscal 2016. The remainder of the aggregate balance for Mr. Lucareli in the above column reflects contributions prior to fiscal 2011 and earnings (and losses) on all contributions. In addition to the current year, Mr. Marry became an NEO in fiscal 2009 and his contributions and the Company’s contributions since fiscal 2009 were reported in the Summary Compensation Table in prior years. In total, $336,660 in contributions have been reported for Mr. Marry for fiscal years 2009 through 2016. The remainder of the aggregate balance for Mr. Marry in the above column reflects executive and Company contributions prior to 2009 and earnings (and losses) on all contributions. In addition to the current year, since Mr. Bowser became a participant in the Deferred Compensation plan in fiscal 2012, the Company has reported $33,840 in contributions in the Summary Compensation Table for him prior to fiscal 2016. The remainder of the aggregate balance for Mr. Bowser in the above column reflects the earnings (and losses) on all contributions. In addition to the current year, executive contributions and contributions by the Company with respect to Ms. Kelsey for prior years in which Ms. Kelsey was an NEO have been reported in the Summary Compensation Table in prior years. In total, $31,030 in contributions have been reported for Ms. Kelsey as an NEO in the Summary Compensation Table in prior years. The remainder of the aggregate balance for Ms. Kelsey in the above column reflects contributions in years which Ms. Kelsey was not an NEO and earnings (and losses) on all contributions.

Nonqualified Deferred Compensation

The Deferred Compensation Plan is a nonqualified plan.  All of the NEOs except for Mr. Schwab are eligible to participate in the Deferred Compensation Plan.  The Deferred Compensation Plan allows an employee to defer salary in an amount that exceeds the statutory limitations applicable to the 401(k) Retirement Plan.  For the 2015 calendar year, an employee could contribute no more than $18,000 to the 401(k) Retirement Plan.  The Deferred Compensation Plan allows a highly compensated employee to defer up to ten percent of base salary.  Salary deferred pursuant to the Deferred Compensation Plan is an asset of the Company.  The sums deferred do not earn a preferential rate of return.  Company contributions are also made to the Deferred Compensation Plan in an amount equal to the Company match and profit sharing contributions that would otherwise have been contributed to the 401(k) Retirement Plan but for the statutory limits.  All of the NEOs who participate in the Deferred Compensation Plan were fully vested in the Company contributions as of March 31, 2016.  Payments out of the Deferred Compensation Plan are not made until termination of service or retirement.

The investment alternatives available to the NEOs under the Deferred Compensation Plan are selected by the Company and are generally the same as the alternatives available under the 401(k) Retirement Plan, but may be changed from time to time.  The NEOs are permitted to change their investment elections at any time on a prospective basis.  The table below shows the funds available under the plan and their annual rate of return for the fiscal year ended March 31, 2016.

Name of Fund	Return for 12 Months Ended March 31, 2016
Wells Fargo Cash Invmt Mny Mkt Instl	0.15%
Vanguard Inflation-Protected Secs (Adm)	1.51%
Vanguard Interm Term Bond Index (Adm)	2.85%
Wells Fargo Advantage Core Bond R6	1.75%
T. Rowe Price Retirement Balanced	0.01%
T. Rowe Price Retirement 2010	-0.16%
T. Rowe Price Retirement 2015	-0.67%
T. Rowe Price Retirement 2020	-1.32%
T. Rowe Price Retirement 2025	-1.85%
T. Rowe Price Retirement 2030	-2.26%
T. Rowe Price Retirement 2035	-2.69%
T. Rowe Price Retirement 2040	-3.06%
T. Rowe Price Retirement 2045	-3.09%
T. Rowe Price Retirement 2050	-3.06%
T. Rowe Price Retirement 2055	-3.09%
Dodge & Cox Stock	-4.29%
Goldman Sachs Midcap Value Instl	-11.32%
JP Morgan Large Cap Growth R5	-3.32%
Victory Munder Mid-Cap Core Growth (Y)	-8.84%
Vanguard Institutional Index I	1.77%
Vanguard Mid-Cap Index (Admiral)	-4.29%
Vanguard Small-Cap Index (Admiral)	-7.14%
Brown Advisory Small-Cap Fdmtl Val Instl	-7.73%
Baron Emerging Markets Institutional	-9.91%
WCM Focused International Growth Inst	0.95%
Fidelity Diversified International	-5.89%
MFS International New Discovery R4	0.37%
Vanguard Developed Markets Index Admiral	-7.35%

POTENTIAL POST-EMPLOYMENT PAYMENTS

The Company has certain obligations to its NEOs upon a termination of employment as a result of agreements with such officers or other plans, arrangements or policies that benefit the officers.

Mr. Burke and Mr. Schwab are the only NEOs who have an employment agreement with the Company.  Pursuant to the employment agreement that was entered into in 2007 and amended in 2008, Mr. Burke agreed to serve as an executive officer of the Company and devote his full time to the performance of his duties.  Mr. Burke’s employment agreement automatically and continuously extends daily, unless either party gives written notice of termination to the other party, in which case the term would be 36 months beginning on the date such notice was received.  The Company is permitted to terminate the executive’s employment agreement for “Good Cause” and the executive is permitted to terminate the employment agreement for “Good Reason,” as those terms are defined in the agreement and described below.  The Company will continue to perform its obligations under such agreement.  In the event of termination for Good Cause, the Company is not contractually obligated to pay benefits under the agreement to the executive.  In the event of the disability of Mr. Burke during the term of his employment agreement, he would receive base salary and bonus continuation at a level of 100 percent for the first 12 months and 60 percent for up to an additional 24 months, but in no event beyond the remainder of the term.  He may also receive disability benefits under the Company’s group long-term disability plan; provided, however, that such benefits would offset the amounts described above.

•	Pursuant to the employment agreement that was entered into in 2014, Mr. Schwab agreed to serve as managing director of the Company’s Europe segment, with an annual salary and participation in the MIP and LTIP to be provided to Mr. Schwab. Mr. Schwab’s employment agreement has a fixed term of three years, except that the Company may release Mr. Schwab from his work duties at any time based on a justified interest of the Company. As discussed in Employment and Post-Employment Benefits, under his employment agreement, Mr. Schwab receives a company car, accident insurance, and a retirement supplement.

The following sets forth the amount of payments to each NEO in the event of a termination of employment as a result of voluntary termination, retirement (including early retirement), death, disability, termination for Good Cause, and involuntary termination (including termination without Good Cause or for Good Reason).

Voluntary Termination.  An NEO may terminate his/her employment with the Company at any time.  In general, upon the individual’s voluntary termination:

•	we would not pay severance;
•	the executive would forfeit all unvested stock options, retention restricted stock awards and performance stock awards;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, would be entitled to a distribution of his/her vested benefits under that plan, the SERP (see the Pension Benefits Table for Fiscal 2016 on page 35) and the Nonqualified Deferred Compensation Plan (see the Nonqualified Deferred Compensation Table for Fiscal 2016 on page 36).

Retirement and Early Retirement.  No NEOs were eligible for retirement on March 31, 2016.  In general, upon the executive’s full or early retirement:

•	we would not pay severance;
•	for full retirement and for early retirement with the approval of the ONC Committee, all unvested stock options and retention restricted stock awards would vest;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Death.  In general, upon the death of an NEO:

•	the executive’s estate would receive his/her base salary through the month in which the executive dies, plus any unused vacation pay;
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest;
•	all benefits and perquisites would cease;
•	a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and
•	the NEO’s estate, if he or she was a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Disability.  If a total and permanent disability causes the termination of Mr. Burke’s employment, then:

•	he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for the first twelve months and 60 percent for up to an additional 24 months, but in no event beyond the remainder of the term of his employment agreement (Mr. Burke may also receive disability benefits under the Company’s group long-term disability plan, except that such benefits would offset the previously described amounts);
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest;

•	a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and
•	all benefits and perquisites would cease.

If a total and permanent disability causes the termination of Mr. Schwab’s employment, then:

he would receive base salary and bonus continuation at a level of 100 percent of the rate paid at the time of disability for up to nine months (Mr. Schwab may also receive disability benefits under an accident insurance plan, except that such benefits would offset the previously described amounts);

all unvested stock options and restricted stock awards granted beginning in fiscal 2014 would vest;

a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period; and

all benefits and perquisites would cease.

If a total and permanent disability causes the termination of employment of an NEO, other than Mr. Burke or Mr. Schwab, then for such NEO:

•	we would not pay severance;
•	all unvested stock options and retention restricted stock awards granted beginning in fiscal 2012 would vest;
•	a prorated portion (based on the period worked during the performance period) of performance shares shall vest based on the Company’s actual achievement of the performance goals at the end of the performance period;
•	all benefits and perquisites would cease; and
•	the NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination for Good Cause.  The Company may terminate Mr. Burke’s employment for Good Cause under the terms of his employment agreement and, thereby, terminate any obligation to Mr. Burke under his employment agreement.  A termination for “Good Cause” generally means a termination for theft, dishonesty, fraud, violation of certain provisions of the employment agreement, or a serious violation of law.  The Company may terminate Mr. Schwab’s employment at any time based on a justified interest of the Company.  The other NEOs without an employment agreement may be terminated by the Company for cause at any time, and are not entitled to receive any severance payments or benefits upon such termination.  On the NEO’s termination date, generally, all unvested stock options, retention restricted stock awards and long-term incentive awards would be forfeited and all benefits and perquisites would cease.  The NEO, if a participant in the Salaried Pension Plan, the SERP or the Nonqualified Deferred Compensation Plan, would be entitled to a distribution of his/her vested benefits under those plans.

Termination without Good Cause or for Good Reason.  If the Company terminates Mr. Burke’s employment and the termination is not for Good Cause or if Mr. Burke terminates employment with the Company for Good Reason (“Good Reason” means at least one of the following events has occurred without the consent of the affected executive: a material diminution in the executive’s base salary; a material decrease in the executive’s authority, duties or responsibilities or those of the supervisor to whom the executive reports; a material diminution in the budget over which the executive has authority; a material change in the geographic location at which the executive must perform services; or any other action or inaction that constitutes a material breach of the terms of the executive’s employment agreement), the Company is obligated to:

•	pay to Mr. Burke an amount equal to three times his “Average Annual Earnings” (“Average Annual Earnings” means the average base salary and actual cash incentive or bonus he earned in the five taxable years preceding the year of termination) over the remainder of the employment agreement term; and
•	continue, for a period of 36 months from the date of termination, to allow the executive to participate in certain employee health, welfare and retirement benefits, including plans designed to provide the executive with benefits that he would have received under qualified plans but for the statutory limitations on qualified benefits. In the event that such plans preclude such participation, the Company would pay an equivalent amount in cash.

In no event would Mr. Burke receive the benefits described above if (i) he discloses confidential information of the Company in violation of his employment agreement and such disclosure results in a demonstrably material injury to the Company, or (ii) he engages in Competition with the Company, as that term is defined in his employment agreement.

If Mr. Schwab’s employment is terminated by the Company without a compelling reason, then:

•	the Company is obligated to continue to pay Mr. Schwab’s base salary over the remainder of the employment agreement term;
•	Mr. Schwab remains eligible for bonus and equity grants over the remainder of the employment agreement term; and
•	Mr. Schwab’s benefits and perquisites would continue over the remainder of the employment agreement term.

If the Company involuntarily terminates the employment of Mr. Lucareli, Mr. Marry, Mr. Bowser, or Ms. Kelsey without cause, these NEOs would receive benefits under the severance policy for members of the Executive Council.  Under the severance policy, each of the NEOs would receive his or her annual base salary at the time of termination in installment payments over the course of one year following termination and would be eligible to elect Company-paid COBRA continuation coverage for one year following termination.  The NEOs are required to release the Company from any and all liability in order to be eligible for benefits under the severance policy.

POTENTIAL CHANGE IN CONTROL PAYMENT AND BENEFITS

Generally, awards granted under the Incentive Plan accelerate vesting in the event of an involuntary termination of employment within one year following a Change in Control unless specified otherwise in the applicable award agreement.  A Change in Control, as generally defined in the Incentive Plan, will be deemed to take place on the occurrence of any of the following events: (i) a merger or consolidation of the Company with one or more other corporations as a result of which the holders of the outstanding capital stock of the Company entitled to vote in elections of directors (“Voting Power”) of the Company immediately prior to such merger or consolidation hold less than 50 percent of the Voting Power of the surviving or resulting corporation; (ii) a transfer of 30 percent of the Voting Power, or a substantial portion of the property, of the Company other than to an entity of which the Company owns at least 50 percent of the Voting Power; or (iii) during any period of 24 months, the persons who at the beginning of such 24-month period were directors of the Company cease for any reason to constitute at least a majority of the Board of Directors of the Company.  Pursuant to the award agreements for performance stock awards granted in fiscal 2013, 2014, and 2015, upon an involuntary termination of employment within one year following a Change in Control, the NEO is entitled to accelerated vesting on a pro rata basis, where performance is assumed to be at the Target level and the proration is based on the period worked during the performance period.

Mr. Burke’s employment agreement contains separate Change in Control provisions. The definition of Change in Control generally has the same meaning as in the Incentive Plan described above.  If at any time during the 24 months after a Change in Control occurs Mr. Burke’s employment were terminated without “Good Cause”, or if Mr. Burke were to terminate the agreement for any reason during the same time period, the Company is obligated to:

•	pay to Mr. Burke an amount equal to three times the greater of (i) the sum of his base salary and Target bonus for the current fiscal year, or (ii) his five year average base salary and actual bonus for the five year period ending on the last day of the fiscal year immediately preceding the fiscal year of termination, payable in a lump sum;
•	pay to Mr. Burke an amount equal to the pro rata portion of the Target bonus for the calendar year in which his employment terminated;
•	accelerate the vesting of Mr. Burke’s unvested stock options and retention restricted stock awards so that all such awards would immediately vest or the restrictions would lapse, as the case may be, on the date of termination;
•	pay to Mr. Burke an additional lump sum payment sufficient to cover the full cost of excise taxes due to the application of Section 4999 of the Code, if applicable, and his federal, state and local income and employment taxes on the payments; and
•	continue to provide coverage for a period of three years to Mr. Burke, his spouse and other dependents under all welfare plans maintained by the Company in which such persons were participating immediately prior to the termination unless precluded by such plan, in which case the Company would pay an equivalent amount in cash.

Mr. Schwab’s employment agreement does not contain a Change in Control provision.

The Company has also entered into a Change in Control Agreement and Termination Agreement with the other NEOs (except for Mr. Schwab) and certain other key employees.  The definition of Change in Control generally has the same meaning as in the Incentive Plan described above and the definitions of Good Cause and Good Reason generally have the same meanings as in Mr. Burke’s employment agreement described above.  For all NEOs other than Mr. Burke or Mr. Schwab, in the event of a Change in Control, if employment of the employee is terminated by the Company for any reason other than Good Cause, or terminated by the employee for Good Reason within 24 months after the Change in Control occurs, or for any reason during the 13th month after the Change in Control, the Company is obligated to provide the same benefits as described above for Mr. Burke with the exception that the Company would pay to the employee an amount equal to two times the greater of (i) the sum of his/her then current base salary and Target bonus, or (ii) his/her five year average base salary and actual bonus, and continue to provide coverage under applicable welfare plans (or the equivalent) for a period of two years.

As described in the Compensation Discussion and Analysis section of the Company’s fiscal 2011 proxy statement, the ONC Committee determined that no substantive changes would be made to any of the existing Employment or Change in Control and Termination Agreements that have been in place with the Company’s employees prior to 2009.  At the same time, the ONC Committee determined that any future agreements with employees which provide for benefits upon a change in control will not provide for excise tax gross ups and any benefits following a change in control under such future agreements would only be payable upon the employee’s involuntary termination other than for Good Cause or the employee’s voluntary termination for Good Reason.

The following table sets forth the potential payments upon termination of employment or change in control for each of the NEOs.  For purposes of the calculations, it is assumed that Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 2.5 percent of base salary, Company discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan would be 5.0 percent of base salary, and all payments, other than Company matching and discretionary contributions to the 401(k) Retirement Plan and Deferred Compensation Plan, as a result of termination following a Change in Control are “parachute payments” as defined in Section 280G of the Code for purposes of determining whether there is an excise tax and, if applicable, the gross up amount of the excise tax.

Potential Payments Upon Termination of Employment or Change in Control Table

Name	Cash Payment ($)		Accelerated Vesting of Equity ($)(1)		Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)		Total ($)

Thomas A. Burke

Death	0		$2,783,866		NA	NA		$2,783,866
Disability	$2,534,195		$2,783,866		NA	(2)		$5,318,061
Involuntary Termination	$4,510,811		0		NA	$151,795	(3)	$4,662,605
Termination if Change in Control	$6,025.000	(4)	$3,363,586		NA	$4,077,002	(5)	$13,465,588
Change in Control (no termination)	NA		NA		NA	NA		NA

Michael B. Lucareli

Death	0		$758,242		$67,983	NA		$826,225
Disability	(2)		$758,242		$142,290	(2)		$900,532
Involuntary Termination	$403,000		0		$142,290	$22,371	(6)	$567,661
Termination if Change in Control	$1,641,800	(7)	$920,881		$142,290	$1,200,566	(8)	$3,905,537
Change in Control (no termination)	NA		NA		NA	NA		NA

Thomas F. Marry

Death	0		$1,366,355		$145,358	NA		$1,511,713
Disability	(2)		$1,366,355		$304,239	(2)		$1,670,594
Involuntary Termination	$500,000		0		$304,239	$22,371	(6)	$826,610
Termination if Change in Control	$2,185,000	(7)	$1,570,822		$304,239	$1,773,328	(9)	$5,833,389
Change in Control (no termination)	NA		NA		NA	NA		NA

Scott L. Bowser

Death	0		$456,011		$91,935	NA		$547,946
Disability	(2)		$456,011		$192,424	(2)		$648,435
Involuntary Termination	$340,000		0		$192,424	$22,371	(6)	$554,795
Termination if Change in Control	$1,185,500	(7)	$550,643		$192,424	$63,612	(10)	$1,992,179
Change in Control (no termination)	NA		NA		NA	NA		NA

Holger Schwab

Death	0		$459,150		NA	NA		$459,150
Disability	$446,381		$459,150		NA	NA		$905,530
Involuntary Termination	$1,286,561	(11)	$762,532	(12)	NA	$56,602	(13)	$2,105,695
Termination if Change in Control	$1,286,561	(11)	$762,532	(12)	NA	$56,602	(13)	$2,105,695
Change in Control (no termination)	NA		NA		NA	NA		NA

Name	Cash Payment ($)		Accelerated Vesting of Equity ($)(1)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Perquisites and Continued Benefits ($)		Total ($)

Margaret C. Kelsey

Death	0		$471,325	$70,049	NA		$541,374
Disability	(2)		$471,325	$146,614	(2)		$617,939
Involuntary Termination	$359,000		0	$146,614	$22,371	(6)	$527,985
Termination if Change in Control	$1,250,000	(7)	$568,157	$146,614	$869,686	(14)	$2,834,957
Change in Control (no termination)	NA		NA	NA	NA		NA

(1)	Amounts represent the vesting of retention restricted stock awards and certain performance stock awards and the spread value of the stock options at the closing stock price of $11.01 on March 31, 2016. In addition, a prorated portion of the performance stock awards is illustrated in such amounts (based on the period worked during each performance period as of March 31, 2016). In the case of death or permanent disability, the vesting of performance stock awards is illustrated at actual performance of 26% of Target for fiscal 2014 awards, and performance is assumed to equal target performance for fiscal 2015 and fiscal 2016 awards.

(2)	Paid in accordance with plans available to all salaried employees.

(3)	Amount consists of $35,020 for three years of welfare plan benefits (or the equivalent); $64,875 for three years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $51,900 for three years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(4)	Amount is (i) three times Base Salary and Target Bonus for fiscal 2016 and (ii) pro rata Target Bonus for fiscal 2016.

(5)	Amount consists of, in addition to those described in Footnote 3, $3,925,207 for excise tax and gross up.

(6)	Amount consists of COBRA continuation coverage for one year.

(7)	Amount is (i) two times Base Salary and Target Bonus for fiscal 2016 and (ii) pro rata Target Bonus for fiscal 2016.

(8)	Amount consists of $33,012 for two years of welfare plan benefits (or the equivalent); $20,150for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $16,120 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $1,131,284 for excise tax and gross up.

(9)	Amount consists of $33,012 for two years of welfare plan benefits (or the equivalent); $25,000 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $20,000 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $1,695,316 for excise tax and gross up.

(10)	Amount consists of $33,012 for two years of welfare plan benefits (or the equivalent); $17,000 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $13,600 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan.

(11)
Mr. Schwab would continue to receive his salary and would be eligible for MIP awards over the remaining terms of his employment agreements.  The estimated amounts illustrated in the above table assume continued payment of his salary and MIP awards at 50% of that salary over the remaining term of the employment contract (through June 30, 2018).  The estimated payment has been converted from euros to dollars at the exchange rate in effect at March 31, 2016: $1 = €0.8787.

(12)	Mr. Schwab may continue to receive equity grants over the remaining terms of his employment agreements. The estimated amounts illustrated in the above table take into account the fiscal 2016 awards made to Mr. Schwab and assume equity awards being made to him at 70% of his base salary (at the Target level) over the remaining term of his employment contracts (through June 30, 2018) and reflect continued vesting of such equity awards through that date (presuming the same vesting schedules currently used for such awards).

(13)	Mr. Schwab may continue to receive continued perquisites under the remaining term of his employment agreement (through June 30, 2018). The estimated amounts illustrated in the above table assume a retirement supplement equal to 10 percent of his base salary ($29,678) and continued lease and maintenance of a car ($16,924).

(14)	Amount consists of $33,012 for two years of welfare plan benefits (or the equivalent); $17,950 for two years of Company matching contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; $14,360 for two years of Company contributions to the 401(k) Retirement Plan and Deferred Compensation Plan; and $804,364 for excise tax and gross up.

ITEM 2 – ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required pursuant to Section 14A of the Exchange Act, the Company annually seeks the advisory vote of its shareholders on its executive compensation program and asks that you support the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis section and accompanying tables contained in this proxy statement.

The ONC Committee and the Company are committed to paying for performance and ensuring that the executive compensation plans of the Company drive value.  This commitment is reflected in the Company’s executive compensation program, which is designed to balance short- and long-term considerations while rewarding management in a way that reflects the Company’s performance over time.

This proposal, commonly known as a “Say on Pay” proposal, gives you the opportunity to indicate your support or lack of support for the Company’s fiscal 2016 pay practices and programs for the NEOs through the following resolution:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

This vote is not for or against a particular item of compensation but rather is with regard to the executive compensation program, as a whole, for the NEOs.  This shareholder vote is advisory and is, therefore, not binding on the Board of Directors. The Board of Directors will, however, take the outcome of this vote into account when determining the NEOs’ compensation in fiscal 2017.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s NEOs.

Vote Required for Approval

Approval of the advisory vote supporting the Company’s executive compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast thereon, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will have no effect on the vote.

ITEM 3 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2017 to audit the consolidated financial statements of the Company.  Before the Audit Committee selected PwC, it carefully considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Services provided to the Company and its subsidiaries by PwC in fiscal 2016 and fiscal 2015 are described under Independent Auditor’s Fees for Fiscal 2016 and 2015 below.

If the shareholders do not ratify the appointment of PwC, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.  If, prior to the annual meeting, PwC declines to act or its engagement is otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the meeting will be subject to ratification by the shareholders at the 2016 Annual Meeting of Shareholders.

Representatives of PwC are expected to be present at the 2016 Annual Meeting of Shareholders.  They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITOR’S FEES FOR FISCAL 2016 AND 2015

The following table represents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements for the fiscal years ended March 31, 2016 and March 31, 2015, and fees billed for other services rendered by PwC during those periods.

(In thousands)	Fiscal 2016	Fiscal 2015
Audit Fees: (a)	$1,993.6	$2,179.9
Audit-Related Fees:	$0.0	$0.0
Tax Fees: (b)	$209.2	$433.6
All Other Fees:	$0.0	$0.0
Total	$2,202.7	$2,613.5

(a)	Audit Fees: Fees for professional services performed by PwC for (1) the audit of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and review of financial statements included in the Company’s quarterly reports on Form 10-Q; (2) the audit of the Company’s internal control over financial reporting; and (3) services that are normally provided in connection with statutory and regulatory filings or engagements.

(b)	Tax Fees: Fees for professional services performed by PwC with respect to tax compliance, tax advice, and tax planning. This may include preparation of returns for the Company and its consolidated subsidiaries, refund claims, payment planning and tax audit assistance.

The Audit Committee has determined that the provision of services rendered above that were not related to the audit of the Company’s financial statements were at all times compatible with maintaining PwC’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit services and permitted non-audit services, including all fees and terms, to be performed for the Company by its independent registered public accounting firm.  Alternatively, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  Non-audit services are reviewed and pre-approved by project at the beginning of each fiscal year.  Descriptions of each project are provided to the Audit Committee.  Any additional non-audit services contemplated by the Company after the beginning of the fiscal year are submitted to the Audit Committee for pre-approval prior to engaging the independent registered public accounting firm to perform any services.  The Audit Committee is routinely informed as to the non-audit services actually provided by the independent registered public accounting firm pursuant to the pre-approved projects.  All of the fees paid to the independent registered public accounting firm in the fiscal year ended March 31, 2016 and fiscal year ended March 31, 2015 were approved in advance by the Audit Committee.

The Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors consists of five members, each of whom has been determined by the Board to be sufficiently experienced, financially literate and independent in accordance with the applicable NYSE listing standards.  Mr. Cooley, the Chair of the Audit Committee, and Mr. Anderson qualify as audit committee financial experts within the meaning of the SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors.  Under its charter, the Audit Committee’s purpose is to assist the Board of Directors in overseeing:

•	The integrity of the Company’s financial statements;

•	The internal control and disclosure control systems of the Company;

•	The independent registered public accounting firm’s qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accounting firm; and

•	The Company’s compliance with legal and regulatory requirements.

The Audit Committee is responsible for appointing and overseeing the work of the Company’s independent registered public accounting firm for the purpose of preparing and issuing an audit report and performing related work, and for discussing with the independent registered public accounting firm appropriate staffing and compensation.  It is also the responsibility of the Audit Committee to ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, or more frequently if the Audit Committee may deem necessary.

In determining whether to reappoint PwC as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2017, the Audit Committee considered the qualifications of the firm, including their performance in prior years and their reputation for integrity and for competence in the fields of accounting and auditing.  Members of the Audit Committee prepared written evaluations of PwC, and the evaluations were considered as part of the reappointment process, along with additional input from members of executive management and the head of the Company’s Internal Audit department regarding their views of and experiences with PwC in its capacity as the Company’s independent registered public accounting firm.

The Audit Committee discussed and approved PwC’s compensation for its work as the Company’s independent registered public accounting firm based on a number of factors.  These factors included the review of a fee proposal presented by PwC describing the background of the relationship, the proposed scope of audit, and circumstances distinguishing PwC’s work in fiscal 2016 from its proposed fiscal 2017 role.  The Audit Committee also received input from management regarding its work experience with the PwC audit team and the reasonableness and market competitiveness of PwC’s fee proposal.

In addition, the Audit Committee is charged under its charter with a wide range of responsibilities and authority, including, among others:

•	Retaining, to the extent it deems necessary or appropriate, and with appropriate funding provided by the Company, independent legal, accounting or other advisors, or other services or tools as it deems necessary or appropriate in carrying out its duties;

•	Oversight of management’s implementation of systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interest;

•	Review of the activities and recommendations of the Company’s internal auditing program;

•	Monitoring the preparation of quarterly and annual financial reports by the Company’s management, including discussions with management and the Company’s independent registered public accounting firm about draft annual financial statements and key accounting and reporting matters;

•	Monitoring and reviewing the Company’s earnings releases with management and the Company’s independent registered public accounting firm;

•	Determining whether the independent registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to PCAOB Ethics and Independence Rule 3526 (Independence Discussion with Audit Committees));

•	Annually reviewing management’s programs to monitor compliance with the Company’s Code of Ethics;

•	Annually reviewing with management the assumptions and disclosures related to the defined benefit and post-employment benefit plans; and

•	Reviewing with management at least semi-annually the status, policies and procedures relating to Company common stock held in any such plan.

The Audit Committee met eight times during the fiscal year ended March 31, 2016.  The Audit Committee has an appropriate number of meetings to ensure that it devotes appropriate attention to all of its responsibilities.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm and with the Company’s internal auditors and compliance personnel, in each case without any other member of the Company’s management being present.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements, including the Company’s audited financial statements, prior to their issuance, and to discuss significant accounting issues.  Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles.  PwC presented the matters required to be discussed with the Audit Committee by PCAOB AU 380 “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees.”

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with PwC matters relating to its independence, after receiving the written disclosures and the letter from PwC required by the PCAOB Ethics and Independence Rule 3526.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, for filing with the SEC.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity.  The Audit Committee completes its review of the matters described above prior to the public announcements of financial results.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and its report on the effectiveness of the Company’s internal control over financial reporting, and of the Company’s independent registered public accounting firm, who, in their report, express an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting.

THE AUDIT COMMITTEE

Charles P. Cooley, Chair
David J. Anderson
David G. Bills
Christopher W. Patterson
Christine Y. Yan

EQUITY COMPENSATION PLAN INFORMATION

Modine’s equity compensation plans, listed below, all have been approved by shareholders:

•	Amended and Restated 2008 Incentive Compensation Plan; and

•	2007 Incentive Compensation Plan.

The following table sets forth required information about equity compensation plans as of March 31, 2016:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants or rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance (excluding securities reflected in 1st column)
Equity Compensation Plans approved by security holders	1,456,413	10.82	3,256,046
Equity Compensation Plans not approved by security holders	-	-	-
Total	1,456,413	10.82	3,256,046

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and certain persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of equity securities of Modine and derivative securities of Modine with the SEC.  Those “reporting persons” are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of those filings and other information furnished by the reporting persons, we believe that all of the Company’s reporting persons complied during the fiscal year ended March 31, 2016 with the reporting requirements of Section 16(a) of the Exchange Act.

ADDITIONAL MATTERS

The Board of Directors is not aware of any other matters that will be presented for action at the 2016 Annual Meeting of Shareholders.  Should any additional matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their best judgment.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Rules of Conduct for the annual meeting are attached as Appendix A.  Please review the Rules of Conduct before attending the annual meeting.  The Rules of Conduct will also be distributed at the annual meeting.

Who may vote?

You may vote your shares of common stock if our records show that you owned the shares at the close of business on May 27, 2016, the record date.  A total of 47,427,929 shares of common stock were outstanding as of the record date and entitled to vote at the annual meeting.  You are entitled to one vote for each share of common stock you own.  The holders of common stock do not have cumulative voting rights.  The enclosed proxy card shows the number of shares you may vote.

How do I vote?

You may vote in person or by a properly appointed proxy.

Registered Holders

Registered holders may vote (i) by completing and mailing the enclosed proxy card, or (ii) electronically via the Internet, or (iii) by calling Broadridge Financial Solutions, Inc.  Specific instructions for each voting option are set forth on the enclosed proxy card.  You may also vote in person at the annual meeting.

The Internet and telephone voting procedures on the enclosed proxy card are for your convenience and reduce costs for Modine.  The procedures are designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Street Name Holders

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone.  If your bank or brokerage firm is participating in the Broadridge Investor Communication Services’ program, your voting form will provide you with instructions.

401(k) Retirement Plan Participants

If you are a participant in one of Modine’s 401(k) Retirement Plans, you will receive a proxy on which you may indicate your voting instructions for the shares held in your plan account.  The trustee for the plan, Wells Fargo Bank, N.A., will vote your shares as you direct.  If a proxy is not returned for shares held in a plan, the trustee generally will vote those shares in the same proportion that all shares in the plan for which voting instructions have been received are voted, although it may do otherwise in its discretion.

May I vote in person at the annual meeting?

Although we encourage you to complete and return the proxy card or vote via the Internet or by telephone to ensure that your vote is counted, you may attend the annual meeting and vote your shares in person.  You will need to obtain a “legal proxy” from your broker if you hold your shares in street name and want to vote those shares at the annual meeting in person.

Please tell us when you appoint your proxy if you plan on attending the annual meeting so that we may have an accurate count of the number of shareholders attending the meeting.

What does the Board of Directors recommend?

The Board of Directors’ recommendation is included with the description of each item in this proxy statement.  In summary, the Board recommends a vote:

“FOR” election of each of the Company-nominated directors for terms expiring in 2019 (see Item 1); and

“FOR” approval of the Company’s NEO compensation (see Item 2); and

“FOR” ratification of the Company’s independent registered public accounting firm (see Item 3).

Unless you give other instructions, the persons named as proxies will vote “FOR” Items 1, 2 and 3.

What if other matters come up at the annual meeting?

To our knowledge, the matters described in this proxy statement are the only matters that will be subject to a vote at the annual meeting.  If other matters are properly presented, the persons appointed as proxies will vote your shares on those other matters in accordance with their best judgment.

May I change my vote after I appoint a proxy?

Yes, you may change your vote by revoking your proxy.  You may revoke your proxy by:

•	submitting a new proxy;

•	giving written notice before the annual meeting to the Company’s Secretary stating that you are revoking your previous proxy;

•	revoking your proxy in the same manner you initially submitted it – by mail, Internet, or the telephone; or

•	attending the annual meeting and voting your shares in person.

If you decide to vote your shares in person, we prefer that you first revoke your prior proxy in the same way you initially submitted it – that is, by mail, Internet or the telephone.  The presence at the annual meeting of a shareholder who has made an effective proxy appointment does not, by itself, constitute a revocation of a proxy appointment.

How are votes counted?

A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

Voting on the Election of Directors (Item 1)

Directors in an uncontested election are elected by a majority of the votes cast by holders of shares of the Company’s common stock entitled to vote in the election at a shareholder meeting at which a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Advisory Vote on NEO Compensation (Item 2)

Approval of the advisory resolution on the Company’s NEO compensation policies and procedures for its NEOs requires the affirmative vote of a majority of the votes cast, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Voting on the Ratification of Independent Registered Public Accounting Firm (Item 3)

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal, provided a quorum is present.  Because abstentions and broker non-votes are not considered votes cast, they will not have an effect on the vote.

Who will count the votes?

Broadridge Financial Solutions, Inc., an independent tabulator, will count the votes under the supervision of the Inspectors of Election appointed by the Board of Directors.

Shareholder Proposals for 2017 Annual Meeting

Shareholder proposals for the 2017 Annual Meeting of Shareholders of the Company must be received no later than February 21, 2017 at the Company’s principal executive office, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403-2552, directed to the attention of the Company’s Secretary, in order to be considered for inclusion in next year’s annual meeting proxy material under the proxy rules of the SEC.  Written notice of shareholder proposals and director nominations for the 2017 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in next year’s annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no earlier than April 12, 2017 and no later than May 7, 2017 at such offices, directed to the attention of the Company’s Secretary, and must be submitted in accordance with the requirements of the Bylaws of the Company.

Who pays for this proxy solicitation?

Modine pays for the proxy solicitation.  Directors, officers and employees of Modine, who will receive no additional compensation for their services, may solicit proxies in person or by mail, telephone, facsimile transmission or other means.  Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

How may I help reduce mailing costs?

Eligible shareholders who have more than one account in their name or the same address as other shareholders may authorize us to discontinue mailings of multiple annual reports and proxy statements.  Most shareholders can also view future annual reports and proxy statements on the Internet rather than receiving paper copies in the mail.  See the next two questions and answers and your proxy card for more information.

Are proxy materials and the annual report available electronically?

Yes, they are available at www.proxyvote.com and on our website, www.modine.com. In addition, shareholders may elect to view future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.  If you are a shareholder of record, you may choose this option and save us the cost of producing and mailing these documents by following the instructions provided on the proxy card to vote on the Internet.  On the referenced website, you will be given instructions to choose to receive future proxy statements and annual reports electronically.  If you hold your stock in street name, please refer to the information provided by the party in whose name the shares are held for instructions on how to elect to view future proxy statements and annual reports on the Internet.

What happens if multiple shareholders share the same address?

We have adopted a procedure called “householding,” so we are sending only one proxy statement to shareholders with the same last name at a single address, unless we have received instructions to do otherwise.  Householding reduces our printing and postage costs.  If a shareholder of record wishes to receive a separate copy of a proxy statement or annual report in the future, he or she may tell us so by providing written notice to the Company’s Secretary, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, WI 53403-2552, or oral notice by calling 262-636-1517.  Upon written or oral request, the Company will promptly send a copy of either document.

Shareholders of record sharing the same address and receiving multiple copies of the annual report and proxy statement may request householding by contacting us in the same manner.  If you own your shares in street name, you may request householding by contacting the entity in whose name the shares are held.

The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

Margaret C. Kelsey,
Vice President, Legal and Corporate Communications
General Counsel and Secretary

June 21, 2016

The Company will provide to any shareholder, without charge, upon written request of such shareholder, a copy of the Company’s Form 10-K (without exhibits).  Such requests should be addressed to:  Vice President, Treasurer and  Investor Relations, Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin, 53403-2552.  A copy of the Company’s Form 10-K is available on our website, www.modine.com.

APPENDIX A

Modine Manufacturing Company

ANNUAL MEETING OF SHAREHOLDERS

Rules of Conduct

In order to conduct an orderly and constructive meeting of shareholders in a manner that is fair to the interests of all shareholders, and give all shareholders present a reasonable opportunity to be heard, the 2016 Annual Meeting of Shareholders will be conducted in accordance with the following rules and procedures:

1.	You need not vote at this meeting if you have already voted by proxy and have not revoked your proxy. If you have previously voted but wish to change your vote, or if you have not yet voted, you may request a ballot from the inspector of election and vote before the polls close.

2.	Subject to the discretion of the Lead Director, the business of the meeting will be taken up in the order on the agenda. When an item on the agenda is before the meeting, questions or comments should be confined to that item.

3.	Only shareholders eligible to vote at the meeting (or holders of their proxies) may speak at the meeting. Shareholders should not address the meeting until recognized by the Lead Director of the meeting. Shareholders eligible to vote who wish to address the meeting should rise and wait to be recognized. Once recognized, shareholders (or proxy holders) should state their name and, if applicable, the name of any shareholder they represent.

4.	Each speaker shall be limited to 3 minutes on a particular subject. Once a shareholder has spoken on a subject, that shareholder should give other shareholders the opportunity to speak.

5.	Shareholders will be recognized on a rotation basis, and their questions or remarks must be relevant to the meeting, pertinent to matters properly before the meeting and under discussion at that time, and briefly stated. The meeting is not to be used as a forum to present views that are not directly related to the business before the meeting.

6.	Questions and comments unrelated to agenda items should be held for discussion after the conclusion of the formal meeting.

7.	Individual matters that are not of concern to all shareholders generally, such as personal grievances, are not appropriate matters for general discussion during the meeting.

8.	The use of cameras or sound recording equipment is prohibited, except those employed by the Company, if any, to provide a record of the proceedings.

A-1

Notice
of Meeting
and Proxy
Statement

2016	Annual Meeting of Shareholders

MODINE MANUFACTURING COMPANY C/O CORPORATE SECRETARY 1500 DEKOVEN AVENUE RACINE, WI 53403
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 20, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Modine Manufacturing Company in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 20, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by phone or Internet, please do not mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E12202-P80486	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MODINE MANUFACTURING COMPANY

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	David G. Bills	☐	☐	☐

	1b.	Thomas A. Burke	☐	☐	☐

	1c.	Charles P. Cooley	☐	☐	☐
		For	Against	Abstain

2.	Advisory vote to approve the Company’s named executive officer compensation.	☐	☐	☐

3.	Ratification of the appointment of the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: This Proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted FOR the election of ALL nominees listed above and FOR Items 2 and 3.

For address change/comments, mark here.			☐
(see reverse for instructions)

Please indicate if you plan to attend the 2016 Annual Meeting of Shareholders.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) on the proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on July 21, 2016 – the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com and www.modine.com.

E12203-P80486

Annual Meeting of Shareholders
Thursday, July 21, 2016
8:00 AM CDT
This proxy is solicited by the Board of Directors

If you consented to access your proxy information electronically, you may view it by going to the Modine Manufacturing Company website, www.modine.com.

The undersigned hereby appoints Michael B. Lucareli and Margaret ("Peggy") C. Kelsey, or either of them, with full power of substitution to each, as attorneys and proxies to represent the undersigned at the 2016 Annual Meeting of Shareholders of Modine Manufacturing Company to be held at The Intercontinental Hotel, 139 East Kilbourn Avenue, Milwaukee, WI 53202 on July 21, 2016 at 8:00 a.m. CDT, and at any adjournment(s) thereof, and to vote all shares of common stock that the undersigned may be entitled to vote at said meeting as directed with respect to the matters as set forth in the Proxy Statement. If any other business should properly come before the meeting and/or at any adjournment(s) thereof, the shares represented by the proxy and voting instructions solicited thereby may be discretionarily voted on such business in accordance with the best judgment of the proxy holders.

Modine 401(k) Retirement Savings Plans-Voting Instructions to Trustee, Wells Fargo Bank, N.A., for the Annual Meeting of Shareholders. If you are a participant in the Modine 401(k) Salaried Retirement Savings Plan or the Modine 401(k) Hourly Retirement Savings Plan, you have the right to give instructions to the Trustee as to the voting of shares of Modine Manufacturing Company common stock held in the plan account. The voting of those shares will occur at the 2016 Annual Meeting of Shareholders or at any adjournment(s) thereof. In this regard, please indicate your voting choices on the card, sign and date it, and return this card promptly in the enclosed postage-paid envelope or follow the instructions to record your vote by telephone or Internet. If your instructions are not received at least five days prior to the meeting, or if you do not respond, shares held in an account for which a proxy is not received will generally be voted by the Trustee, Wells Fargo Bank, N.A., in the same proportion that all shares in the plan for which voting instructions have been received are voted although it may do otherwise in its discretion.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

Continued and to be signed on reverse side.